Exhibit T3E-2
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

NEENAH ENTERPRISES, INC., et al.,[1]	Case No. 10-10360 (MFW)

Debtors.	Jointly Administered

JOINT PLAN OF REORGANIZATION FOR
NEENAH ENTERPRISES, INC. AND ITS SUBSIDIARIES

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Larry J. Nyhan	Robert S. Brady (No. 2847)
Bojan Guzina	Edmon L. Morton (No. 3856)
Kerriann S. Mills	Donald J. Bowman, Jr. (No. 4383)
Jillian K. Ludwig	Kenneth J. Enos (No. 4544)
One South Dearborn Street	The Brandywine Building
Chicago, Illinois 60603	1000 West Street, 17th Floor
Telephone: (312) 853-7000	Wilmington, Delaware 19899-0391
Facsimile: (312) 853-7036	Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Counsel for the Debtors and Debtors in Possession
Dated: April 27, 2010

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Neenah Enterprises, Inc. (8281); NFC Castings, Inc. (7913); Neenah Foundry Company (0331); Cast Alloys, Inc. (1223); Neenah Transport, Inc. (8433); Advanced Cast Products, Inc. (7691); Gregg Industries, Inc. (8664); Mercer Forge Corporation (1711); Deeter Foundry, Inc. (5148); Dalton Corporation (9770); Belcher Corporation (3193); Peerless Corporation (4462); A&M Specialties, Inc. (1756); Dalton Corporation, Warsaw Manufacturing Facility (4775); Dalton Corporation, Ashland Manufacturing Facility (3079); Dalton Corporation, Kendallville Manufacturing Facility (4777); Dalton Corporation, Stryker Machining Facility Co. (3080), and Morgan’s Welding, Inc. (1300). The mailing address for each Debtor is 2121 Brooks Avenue, Neenah, WI 54957.

i

EXHIBITS
Exhibit 1 — Amended and Restated Certificate of Incorporation of Reorganized NEI
Exhibit 2 — Amended and Restated By-Laws of Reorganized NEI
Exhibit 3 — New Secured Notes Indenture
Exhibit 4 — Form of New Warrants
Exhibit 5 — Directors and Officers of Reorganized NEI and the Other Reorganized Debtors
Exhibit 6 — Exit Revolving Facility Credit Agreement
Exhibit 7 — Exit Term Loan Facility Credit Agreement
Exhibit 8 — Restructuring Transactions

INTRODUCTION
          Neenah Enterprises, Inc. (“NEI”) and its affiliated Debtors in the above-referenced Chapter 11 Cases hereby propose the following Plan for the resolution of the outstanding Claims against and Interests in each of the Debtors. Capitalized terms used but not defined in this paragraph have the meanings assigned to them in Article I of this Plan. The classification and treatment of Claims against and Interests in the Debtors is set forth in Article II and Article III of this Plan. The Debtors are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein, in Section 1127 of the Bankruptcy Code and in Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, supplement, revoke or withdraw the Plan prior to its substantial consummation in accordance with the terms of this Plan, the Confirmation Order, and the Bankruptcy Code.
ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION
     A. Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
     1.1 Ad Hoc Committee of Secured Noteholders means the informal committee of certain Secured Noteholders.
     1.2 Ad Hoc Committee Advisors means Stroock & Stroock & Lavan LLP; Richards, Layton & Finger P.A.; and Moelis & Company.
     1.3 Ad Hoc Committee Advisors Claims means all Claims for the payment or reimbursement of reasonable and documented fees and expenses incurred by the Ad Hoc Committee Advisors for services provided to the Ad Hoc Committee of Secured Noteholders in connection with the Chapter 11 Cases, in each case pursuant to the terms of their respective pre-Petition Date engagement letters.
     1.4 Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases arising on or after the Petition Date and prior to the Effective Date under Sections 328, 330, 363, 364(c)(1), 365, 503(b), and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors from and after the Petition Date (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audits) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for actual and necessary legal, financial, advisory, accounting and other services provided by the

Professionals and the reimbursement of actual and necessary expenses incurred by the Professionals pursuant to Sections 328 or 330 of the Bankruptcy Code; (c) all Ad Hoc Committee Advisor Claims, without any requirement for the filing of retention applications or fee applications in the Chapter 11 Cases; (d) any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases; (e) any payment to be made under this Plan or otherwise to cure a default under an executory contract or unexpired lease that has been or will be assumed by the Debtors; (f) all Secured Notes Indenture Trustee Claims, without any requirement for the filing of retention applications or fee applications in the Chapter 11 Cases; (g) the reasonable and documented out-of-pocket expenses incurred by members of the Ad Hoc Committee of Secured Noteholders (excluding any fees or expenses for legal or financial advisors except as otherwise provided herein); (h) the reasonable and documented fees and expenses incurred by legal counsel for the Subordinated Noteholders in connection with the Chapter 11 Cases, in an amount not to exceed $55,000; (i) any fees and charges assessed against the Estates under Section 1930, Chapter 123, of Title 28 of the United States Code; and (j) the actual and necessary fees and expenses incurred by the Claims and Noticing Agent.
     1.5 Affiliate has the meaning assigned to such term in Section 101(2) of the Bankruptcy Code and when used in this Plan with reference to any Debtor shall include, but not be limited to, each of the other Debtors.
     1.6 Allowed means, with respect to a Claim or Interest in the Chapter 11 Cases, or any portion of such Claim or Interest in any Class or category specified herein, a Claim or Interest that either (a) is listed in the Schedules as neither disputed, contingent nor unliquidated and with respect to which no contrary or superseding Proof of Claim has been filed; (b) is evidenced by a Proof of Claim filed on or before the applicable Claims Bar Date and is not listed as disputed, contingent or unliquidated in the Schedules, and as to which no objection or request for estimation has been filed on or before any applicable deadline set by the Debtors in consultation with the Ad Hoc Committee of Secured Noteholders; (c) is not the subject of an objection to allowance that (i) was filed on or before the Claims Objection Deadline and (ii) has not been settled, waived, withdrawn or denied pursuant to a Final Order; or (d) is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) pursuant to the terms of this Plan; provided, however, that proofs of interest need not be filed with respect to any Interests, including, without limitation, any NEI Common Interests.
     1.7 Allowed Claim means a Claim in a particular Class or of a particular type that is also an Allowed Claim. For example, an Allowed Administrative Expense Claim is an Administrative Expense Claim that is also an Allowed Claim.
     1.8 Amended and Restated By-Laws means the amended and restated by-laws of Reorganized NEI, in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders and in substantially the form of Exhibit 2 to this Plan (to be filed with the Plan Supplement).
     1.9 Amended and Restated Certificate of Incorporation means the amended and restated certificate of incorporation of Reorganized NEI, in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders and in substantially the form of Exhibit 1 to this Plan (to be filed with the Plan Supplement).
     1.10 Assumption/Rejection Motion means a motion, in form and substance reasonably acceptable to the Ad Hoc Committee of Secured Noteholders, to be filed by the Debtors no later than fifteen (15) days prior to the Confirmation Hearing, seeking the Bankruptcy Court’s approval for the assumption or rejection by the Debtors of any executory contract or unexpired lease (a) to which any Debtor is a party and (b) which had not previously been assumed or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court.
     1.11 Avoidance Actions means causes of action arising under_Sections 542, 544, 545, 547, 548, 549, 550, 551 or 553(b) of the Bankruptcy Code, or under similar or related state or federal statutes or common law, including fraudulent transfer laws, in each case whether or not litigation to prosecute such causes of action was commenced prior to the Effective Date
     1.12 Ballot means the ballot form for accepting or rejecting this Plan, in the form approved by the Bankruptcy Court pursuant to the Voting Procedures Order and distributed with the Disclosure Statement to the Holders of Claims in the Chapter 11 Cases that are Impaired under the Plan and entitled to vote to accept or reject the Plan under Article III hereof.
     1.13 Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as in effect on the Petition Date, together with any amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases.
     1.14 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.
     1.15 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure promulgated under Section 2075 of title 28 of the United States Code and any local rules of the Bankruptcy Court, as in effect on the Petition Date, together with any amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases.
     1.16 Bar Date Order means the order entered by the Bankruptcy Court on or about April 7, 2010, establishing (i) May 21, 2010 at 4 p.m. (prevailing Eastern Time) as the deadline (subject to certain exceptions set forth therein) for all Persons and Entities other than governmental units asserting Claims against the Debtors to file their Proofs of Claim with the Claims and Noticing Agent and (ii) August 6, 2010 at 4 p.m. (prevailing Eastern Time) as the deadline for all governmental units asserting Claims against the Debtors to file their Proofs of Claim with the Claims and Noticing Agent.
     1.17 Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     1.18 Cash means legal tender of the United States of America.
     1.19 Cash Equivalent means: (a) U.S. dollars and foreign currency received or exchanged into U.S. dollars within one hundred eighty (180) days; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (c) certificates of deposit and eurodollar time deposits; (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution; (e) commercial paper issued by a corporation rated at least “A-2” or higher from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services; (f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services; (g) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; or (h) securities or instruments of any type permitted under Section 345 of the Bankruptcy Code.
     1.20 Causes of Action means, collectively, (i) any and all causes of action that could be asserted either by the Debtors or the Estates, including, without limitation, all Avoidance Actions, suits, accounts, promises, controversies, rights to legal remedies, rights to equitable remedies, and rights to payment and (ii) any and all Claims held by the Debtors, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable, directly or derivatively, in law, equity or otherwise.
     1.21 Chapter 11 Cases means the voluntary cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court on the Petition Date.
     1.22 Claim means a “claim,” as defined in Section 101(5) of the Bankruptcy Code.
     1.23 Claims and Noticing Agent means Garden City Group, Inc., employed by the Debtors as the official claims, noticing, and balloting agent in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court entered on or about February 4, 2010.
     1.24 Claims Bar Date means, as applicable, either (i) May 21, 2010, the final date for all Persons or Entities other than governmental units asserting Claims against any of the Debtors to file Proofs of Claim on account of such Claims in accordance with the Bar Date Order (subject to certain exceptions set forth in the Bar Date Order), (ii) August 6, 2010, the final date for all governmental units asserting Claims against any of the Debtors to file Proofs of Claim on account of such Claims in accordance with the Bar Date Order, or (iii) such other date as the Bankruptcy Court may fix with respect to any Claim.
     1.25 Claims Objection Deadline means the later of (a) the Effective Date or (b) thirty (30) days after the filing of any Claim; provided that the Claims Objection Deadline shall not apply to any Claim filed after the applicable Claims Bar Date.
     1.26 Class means each category of Holders of Claims or Interests established under Article II of this Plan pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code.
     1.27 Collective Bargaining Agreements means all collective bargaining agreements to which any of the Debtors is a party on the Confirmation Date.

     1.28 Committee means the official committee of unsecured creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee on or about February 12, 2010 pursuant to Section 1102 of the Bankruptcy Code, as it may be reconstituted from time to time.
     1.29 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.
     1.30 Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be continued from time to time.
     1.31 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.32 Debtor(s) means, individually or collectively, Neenah Enterprises, Inc.; NFC Castings, Inc.; Neenah Foundry Company; Cast Alloys, Inc.; Neenah Transport, Inc.; Advanced Cast Products, Inc.; Gregg Industries, Inc.; Mercer Forge Corporation; Deeter Foundry, Inc.; Dalton Corporation; Belcher Corporation; Peerless Corporation; A&M Specialties, Inc.; Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Ashland Manufacturing Facility; Dalton Corporation, Kendallville Manufacturing Facility; Dalton Corporation, Stryker Machining Facility Co.; and Morgan’s Welding, Inc.
     1.33 DIP Revolving Facility Agent means Bank of America, N.A. in its capacity as the administrative agent under the DIP Revolving Facility Agreement.
     1.34 DIP Revolving Facility Agreement means that certain Postpetition Agreement, by and among the Debtors, the DIP Revolving Facility Lenders and the DIP Revolving Facility Agent, dated as of February 5, 2010, together with all related documents, instruments and fee letters delivered pursuant to or in connection therewith, as it may be amended, modified, or supplemented from time to time.
     1.35 DIP Revolving Facility Claims means all Claims against the Debtors held by the DIP Revolving Facility Agent and the DIP Revolving Facility Lenders pursuant to the DIP Revolving Facility Agreement and the Final DIP Order, including, without limitation, all “Obligations” as defined in the DIP Revolving Facility Agreement.
     1.36 DIP Revolving Facility Lenders means the lenders party from time to time to the DIP Revolving Facility Agreement.
     1.37 DIP Term Facility Agent means Wilmington Trust Company FSB in its capacity as the administrative agent under the DIP Term Facility Agreement.
     1.38 DIP Term Facility Agreement means that certain Secured Super-Priority, Debtor-in-Possession Multiple Draw Term Loan Agreement, by and among the DIP Term Facility Lenders, the DIP Term Facility Agent and the Debtors, dated as of February 5, 2010, together with all related documents, instruments and fee letters delivered pursuant to or in connection therewith, as it may be amended, modified, or supplemented from time to time.

     1.39 DIP Term Facility Claims means all Claims against the Debtors held by the DIP Term Facility Agent and the DIP Term Facility Lenders pursuant to the DIP Term Facility Agreement and the Final DIP Order.
     1.40 DIP Term Facility Commitment Letter means that certain Term Loan DIP Commitment Letter for the DIP Term Facility Agreement, dated as of February 3, 2010, together with all annexes and exhibits thereto.
     1.41 DIP Term Facility Lenders means the lenders party from time to time to the DIP Term Facility Agreement.
     1.42 Disallowed Claim means any Claim, including any portion thereof, that has been disallowed, denied, dismissed, expunged, or overruled pursuant to a Final Order of the Bankruptcy Court or any other court of competent jurisdiction.
     1.43 Disbursing Agent(s) means any Entity in its capacity as a disbursing agent under Article VI of this Plan.
     1.44 Disclosure Statement means the disclosure statement relating to this Plan, including, without limitation, all Exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.
     1.45 Disputed Claim means any Claim, including any portion thereof, that is (a) neither an Allowed Claim nor a Disallowed Claim, or (b) for which a Proof of Claim has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation of such Claim, which objection or request for estimation has not been withdrawn or determined pursuant to a Final Order.
     1.46 Distribution Date means any of the Initial Distribution Date, any Quarterly Distribution Date, and the Final Distribution Date.
     1.47 Distribution Record Date means the Effective Date.
     1.48 DTC means The Depository Trust Company.
     1.49 Effective Date means the first Business Day this Plan becomes effective in accordance with Article IX hereof.
     1.50 Employee Benefit Plans means any employment, pension, welfare, healthcare, bonus, incentive compensation, sick leave and other leave, vacation pay, business expense reimbursement, dependent care, retirement, savings, deferred compensation, supplemental pension, workers compensation, life insurance, disability, dependent care, dependent healthcare, education, severance or other compensation or benefit plan, agreement or arrangement for the benefit of the current or former directors, officers or employees (whether salaried or hourly, active or retired) of the applicable Debtor, but expressly excluding any equity-based compensation awards granted by any of the Debtors prior to the Petition Date.

     1.51 Entity means any Person, estate, trust, governmental unit, and United States trustee.
     1.52 Estate(s) means, individually or collectively, the estate or estates of the Debtors created in the Chapter 11 Cases under Section 541 of the Bankruptcy Code.
     1.53 Exhibit means an exhibit annexed either to this Plan or the Disclosure Statement. Except as otherwise set forth herein, each Exhibit shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.54 Exit Revolving Facility means a revolving credit facility to be entered into by the Reorganized Debtors on the Effective Date, in such amount and on such terms as are reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.55 Exit Revolving Facility Credit Agreement means the definitive financing agreement for the Exit Revolving Facility, in substantially the form of Exhibit 6 to this Plan (to be filed with the Plan Supplement) and in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.56 Exit Revolving Facility Documentation means the Exit Revolving Facility Credit Agreement and the other definitive documentation relating to the Exit Revolving Facility, which shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.57 Exit Term Loan Facility means a term loan facility to be entered into by the Reorganized Debtors on the Effective Date, in such amount and on such terms as are reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders; provided, however, that if the Debtors elect to convert the DIP Term Facility Claims into the Exit Term Loan Facility on the Effective Date in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, the amount and terms of such Exit Term Loan Facility shall be satisfactory to the Debtors and the DIP Term Facility Lenders in their sole discretion.
     1.58 Exit Term Loan Facility Credit Agreement means the definitive financing agreement for the Exit Term Loan Facility, in substantially the form of Exhibit 7 to this Plan (to be filed with the Plan Supplement) and in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders; provided, however, that if the Debtors elect to convert the DIP Term Facility Claims into the Exit Term Loan Facility on the Effective Date in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, the Exit Term Loan Facility Agreement shall be satisfactory in all respects to the Debtors and the DIP Term Facility Lenders.
     1.59 Exit Term Loan Facility Documentation means the Exit Term Loan Facility Credit Agreement and the other definitive documentation relating to the Exit Term Loan Facility, which shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders; provided, however, that if the Debtors elect to convert the DIP Term Facility Claims into the Exit Term Loan Facility on the Effective Date in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, the Exit Term Loan

Facility Agreement and the other definitive documentation relating to such Exit Term Loan Facility shall be satisfactory in all respects to the Debtors and the DIP Term Facility Lenders.
     1.60 Face Amount means (i) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of such Claim in any Proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court, and (ii) when used in reference to an Allowed Claim, the Allowed amount of such Claim.
     1.61 Final DIP Order means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1) and 364(e), (B) Utilize Cash Collateral of Prepetition Secured Entities, (II) Granting Adequate Protection to Prepetition Secured Entities, and (III) Granting Related Relief, entered by the Bankruptcy Court on or about March 9, 2010 [Docket No. 146].
     1.62 Final Distribution Date means a date selected by the Reorganized Debtors that is not later than thirty (30) days after the date on which all Disputed Claims in the Chapter 11 Cases shall have been either (i) withdrawn by the Holders thereof or (ii) determined to be either Allowed Claims or Disallowed Claims.
     1.63 Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.
     1.64 General Unsecured Claim means a Claim against any Debtor that is not an Administrative Expense Claim, a DIP Revolving Facility Claim, a DIP Term Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Prepetition Credit Agreement Claim, a Secured Notes Claim, a Subordinated Notes Claim, an Intercompany Claim or a Section 510(b) Claim.
     1.65 Holder means an Entity holding a Claim against, or Interest in, any Debtor.
     1.66 Impaired means “impaired” within the meaning of Section 1124 of the Bankruptcy Code.
     1.67 Initial Distribution Date means a date selected by the Reorganized Debtors that is not later than thirty (30) days after the Effective Date.

     1.68 Intercompany Claims means any Claim against a Debtor that is held by another Debtor.
     1.69 Intercreditor Agreement means the Intercreditor Agreement, dated as of December 29, 2006, as amended, modified or supplemented from time to time, between Neenah, Bank of America, N.A., in its capacity as collateral agent under the Prepetition Credit Agreement, and the Secured Notes Indenture Trustee.
     1.70 Interest means the interest of any Holder of equity securities in any Debtor that is represented by any issued and outstanding common stock, preferred stock, limited liability company interest, partnership interest, or any other instrument evidencing an ownership interest in such Debtor prior to the Effective Date (including prior to the Petition Date), whether or not transferable, and any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common or preferred interests of any such Debtor, obligating any such Debtor to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of any such Debtor, any claims arising from the rescission of a purchase, sale or other acquisition of any outstanding common stock, preferred stock or other equity securities (or any right, claim, or interest in and to any common stock, preferred stock or other equity securities) of any such Debtor, any Claims for the payment of any distributions with respect to any common stock, preferred stock, or other equity interests in or securities of such Debtor, and any claims for damages or any other relief arising from the purchase, sale, or other acquisition of any such Debtor’s outstanding common stock, preferred stock, or other equity interests or securities.
     1.71 Interim Compensation Order means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals Pursuant to §§ 105 and 331, entered by the Bankruptcy Court on or about March 8, 2010 [Docket No. 136].
     1.72 Lien means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.
     1.73 Litigation Claims means all Causes of Action that any Debtor or Estate may hold against any Entity as of the Effective Date, except any Causes of Action that (i) have been settled by the Debtors on or prior to the Effective Date or (ii) shall be released by the Debtors pursuant to Article X of this Plan.
     1.74 Lock-Up Agreement means that certain Restructuring and Lock-Up Agreement dated as of February 3, 2010, by and among Neenah, NEI and NFC, certain of the Secured Noteholders party thereto, and the Subordinated Noteholders, including all exhibits and annexes thereto.
     1.75 Management Equity Incentive Plan means the management equity incentive plan to be developed for the Reorganized Debtors by the new board of directors of Reorganized NEI.

     1.76 Neenah means Neenah Foundry Company, a Wisconsin corporation and one of the Debtors in these Chapter 11 Cases.
     1.77 NEI means Neenah Enterprises, Inc., a Delaware corporation and one of the Debtors in these Chapter 11 Cases.
     1.78 NEI Common Interest means the Interest of any Holder of equity securities of NEI represented by any issued and outstanding shares of NEI’s common stock, whether or not transferable, or any options, warrants, or rights, contractual or otherwise, obligating NEI to issue, transfer, purchase, redeem, or sell any shares of common stock, any rights under any stock option plans, stockholder rights agreements, voting agreements and registration rights agreements regarding common stock of NEI, any Claims arising from the rescission of a purchase, sale or other acquisition of common stock (or any right, claim, or interest in and to any common stock) of NEI, any claims for the payment of dividends on any shares of common stock of NEI, and any Claims for damages or any other relief arising from the purchase, sale, or other acquisition of NEI’s common stock.
     1.79 New Common Stock means the new common stock of Reorganized NEI, par value $0.0001 per share, of which 15,000,000 shares shall be authorized pursuant to the Amended and Restated Certificate of Incorporation and 10,000,000 shares of which shall be initially issued pursuant to the Plan as of the Effective Date.
     1.80 New Secured Notes means the new secured notes that will be issued by Reorganized Neenah on the Effective Date in the aggregate principal amount of $50 million pursuant to the New Secured Notes Indenture and this Plan, the principal terms of which are described in the Plan Term Sheet and the Disclosure Statement.
     1.81 New Secured Notes Collateral means substantially all assets of the Reorganized Debtors, which shall secure the Reorganized Debtors’ obligations under the New Secured Notes Indenture.
     1.82 New Secured Notes Documents means collectively, the New Secured Notes, the New Secured Notes Indenture, and all agreements (including security agreements and pledge agreements), documents and instruments delivered in connection therewith, which shall be in form and substance acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.83 New Secured Notes Indenture means that certain indenture to be entered into by and among Reorganized Neenah, as issuer, and the indenture trustee for the New Secured Notes on the Effective Date, pursuant to which the New Secured Notes will be issued. The New Secured Notes Indenture shall be in substantially the form of Exhibit 3 to this Plan (to be filed with the Plan Supplement) and shall be in form and substance acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.84 New Warrants means the Series A Warrants and the Series B Warrants, the principal terms of which are described in the Plan Term Sheet and the Disclosure Statement, each in substantially the form included in Exhibit 4 to this Plan (to be filed with the Plan

Supplement), which shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.85 NFC means NFC Castings, Inc., a Delaware corporation and one of the Debtors in these Chapter 11 Cases.
     1.86 Other Secured Claim means any Secured Claim other than a DIP Revolving Facility Claim, a DIP Term Facility Claim, a Prepetition Credit Agreement Claim, or a Secured Notes Claim.
     1.87 Pension Plans means the following single-employer defined benefit plans: (i) the Neenah Foundry Company Pension Plan for Hourly Paid Pattern Shop Employees, (ii) the Neenah Foundry Company Retirement Income Plan for Production and Maintenance Employees, (iii) the Meadville Division of Advanced Cast Products Inc. Pension Plan for Bargaining Unit Employees, (iv) the Belcher Division of Advance Cast Products, Inc. Pension Plan for Bargaining Unit Employees, and (v) the Dalton Corporation Warsaw Manufacturing Facility Pension Plan.
     1.88 Person means any individual, corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity, or any domestic or foreign government, governmental agency, or any subdivision, department or other instrumentality thereof.
     1.89 Petition Date means February 3, 2010, the date on which the Debtors commenced their Chapter 11 Cases.
     1.90 Plan means this Chapter 11 plan of reorganization, including all Exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof, the Lock-Up Agreement and the Plan Term Sheet.
     1.91 Plan Term Sheet means that certain plan term sheet attached as Exhibit A to the Lock-Up Agreement.
     1.92 Plan Supplement means a supplement to this Plan, in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, that the Debtors shall file with the Bankruptcy Court not later than five (5) Business Days prior to the Voting Deadline.
     1.93 Prepetition Agent means Bank of America, N.A. in its capacities as the administrative agent and collateral agent under the Prepetition Credit Agreement.
     1.94 Prepetition Credit Agreement means that certain Amended and Restated Loan and Security Agreement dated as of December 29, 2006, by and among Neenah and the subsidiaries of Neenah party thereto, as borrowers, the Prepetition Lenders party thereto, and the Prepetition Agent, as it may be amended, modified, or supplemented from time to time.

     1.95 Prepetition Credit Agreement Claims means all Claims of the Prepetition Agent and the Prepetition Lenders against the Debtors arising under, or secured pursuant to, the Prepetition Credit Documents, including, without limitation, all “Obligations” as defined in the Prepetition Credit Agreement.
     1.96 Prepetition Credit Documents means, collectively, the Prepetition Credit Agreement and all other agreements, instruments, notes, guaranties and other documents executed in connection therewith, including all collateral and security documents executed by the Debtors in favor of the Prepetition Agent and the Prepetition Lenders.
     1.97 Prepetition Lenders means the lenders from time to time party to the Prepetition Credit Agreement.
     1.98 Priority Non-Tax Claims means any Claim entitled to priority in payment pursuant to Section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.
     1.99 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.
     1.100 Professional means any Person retained by the Debtors or the Committee pursuant to a Final Order of the Bankruptcy Court entered pursuant to Sections 327 or 1103 of the Bankruptcy Code.
     1.101 Proof of Claim means the proof of claim form that, pursuant to the Bar Date Order, must be filed with the Claims and Noticing Agent on or before the applicable Claims Bar Date by Holders of certain Claims against the Debtors.
     1.102 Pro Rata or Pro Rata Share means the proportion that the amount of any Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class, except in cases where Pro Rata or Pro Rata Share is used in reference to multiple Classes of Claims, in which case Pro Rata or Pro Rata Share means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such multiple Classes.
     1.103 Quarterly Distribution Date means each date that is not later than thirty (30) calendar days after the conclusion of each calendar quarter ending in March, June, September and December between the Initial Distribution Date and the Final Distribution Date.
     1.104 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to Section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any pecuniary loss incurred by such Holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder thereof.
     1.105 Released Parties means (i) the Debtors, (ii) the Ad Hoc Committee of Secured Noteholders, (iii) each Secured Noteholder that votes to accept the Plan, (iv) the Secured Notes Indenture Trustee and its successors and assigns, (v) the Prepetition Agent and the Prepetition Lenders, and their respective successors and assigns, (vi) the DIP Revolving Facility Agent and the DIP Revolving Facility Lenders, and their respective successors and assigns, (vii) the DIP Term Facility Agent and the DIP Term Facility Lenders, and their respective successors and assigns, (viii) Tontine Capital Partners, L.P. and its managed accounts and affiliated funds (collectively, “Tontine”), (ix) the Committee, and (x) the current and former members, partners, equityholders, officers, directors, affiliates, employees, managers, stockholders, financial advisors, attorneys, accountants, investment bankers, consultants, agents, or other representatives of the Persons set forth in clauses (i) through (ix).
     1.106 Reorganized Debtors means, collectively, each of the reorganized Debtors or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on or prior to the Effective Date in accordance with this Plan, including, without limitation, each Restructuring Transaction that occurs on or prior to the Effective Date.
     1.107 Reorganized Neenah means reorganized Neenah or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan, including, without limitation, each Restructuring Transaction that occurs on or prior to the Effective Date.
     1.108 Reorganized NEI means reorganized NEI or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan, including, without limitation, each Restructuring Transaction that occurs on or prior to the Effective Date.
     1.109 Restructuring Transactions means those transactions or other corporate actions (including, without limitation, mergers, consolidations, conversions, joint ventures, restructurings, recapitalizations, dispositions, liquidations or dissolutions), which shall be in form and substance acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, that one or more of the applicable Debtors or Reorganized Debtors may enter into or undertake on, prior to, or after the Effective Date in accordance with Section 5.12 of this Plan and as set forth in Exhibit 8 to this Plan (to be filed with the Plan Supplement), including, without limitation, the planned reincorporation of Neenah as a Delaware corporation on or prior to the Effective Date.
     1.110 Schedules means, with respect to each Debtor, the schedules of assets and liabilities and the statement of financial affairs filed by such Debtor with the Bankruptcy Court on or about April 5, 2010 pursuant to Sections 521(a)(1) and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be amended or supplemented by such Debtor at any point prior to the Voting Deadline.

     1.111 Section 510(b) Claim means a Claim against any Debtor that is subordinated, or subject to subordination, pursuant to Section 510(b) of the Bankruptcy Code, including, without limitation, a Claim arising from rescission of a purchase or sale of a security of any Debtor or an affiliate of any Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution on account of such Claim pursuant to Section 502 of the Bankruptcy Code.
     1.112 Secured Claim means any Claim secured by a Lien on collateral to the extent of the value of such collateral (i) as set forth in the Plan, (ii) as agreed to by the Holder of such Claim and the Debtors or (iii) as determined pursuant to a Final Order of the Bankruptcy Court in accordance with Section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.
     1.113 Secured Noteholder means a Holder of a Secured Note.
     1.114 Secured Notes means the 9.5% senior secured notes due 2017, issued by Neenah pursuant to the Secured Notes Indenture in the aggregate principal amount of $225 million.
     1.115 Secured Notes Claims means all Claims arising under or evidenced by the Secured Notes, the Secured Notes Indenture and related documents (other than the Secured Notes Indenture Trustee Claims), including, without limitation, the principal amount of the Secured Notes plus all accrued and unpaid interest, fees and expenses that were due and payable under the Secured Notes Indenture as of the Petition Date.
     1.116 Secured Notes Indenture means that certain Indenture dated as of December 29, 2006 (as supplemented pursuant to that certain Supplemental Indenture dated as of September 30, 2008), among Neenah as issuer, certain of the other Debtors as guarantors, and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.) as the Secured Notes Indenture Trustee, including all documents, notes, instruments, and any other agreements delivered thereto or in connection therewith.
     1.117 Secured Notes Indenture Trustee means The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), in its capacity as the indenture trustee under the Secured Notes Indenture.
     1.118 Secured Notes Indenture Trustee Claims means all Claims of the Secured Notes Indenture Trustee for reasonable and documented fees and expenses under the terms of the Secured Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the Secured Notes Indenture Trustee’s professionals).
     1.119 Series A Warrants means warrants to acquire 500,000 shares of New Common Stock (subject to dilution by any equity awards under the Management Equity Incentive Plan and any subsequent issuances of shares of New Common Stock), exercisable for Cash, with an exercise price per share of $19.33.
     1.120 Series B Warrants means warrants to acquire 500,000 shares of New Common Stock (subject to dilution by any equity awards under the Management Equity Incentive Plan and any subsequent issuances of shares of New Common Stock), exercisable for Cash, with an exercise price per share equal to (a) (i) $500 million minus (ii) the outstanding debt of the Reorganized Debtors as of the Effective Date minus (iii) $1.4 million (which represents the fair market value of the Series A Warrants as of the Effective Date calculated based off the Black-Scholes options pricing model) plus (iv) Cash and Cash Equivalents of the Reorganized Debtors as of the Effective Date divided by (b) ten million (10,000,000) shares of New Common Stock.
     1.121 Subordinated Noteholder means a Holder of a Subordinated Note.
     1.122 Subordinated Notes means the 12.5% senior subordinated notes due 2013, issued by Neenah on December 29, 2006 in the aggregate principal amount of $75 million.
     1.123 Subordinated Notes Claims means all Claims arising under or evidenced by the Subordinated Notes and any related documents, including, without limitation, the principal amount of the Subordinated Notes plus all accrued and unpaid interest, fees and expenses that were due and payable in connection therewith as of the Petition Date.
     1.124 Subsidiary Interests means, collectively, all of the Interests in the Subsidiary Debtors, existing prior to the Effective Date, which are owned, directly or indirectly, by NEI.
     1.125 Subsidiary Debtors means, collectively, NFC; Neenah; Neenah Transport, Inc.; Deeter Foundry, Inc.; Cast Alloys, Inc.; Gregg Industries, Inc.; Mercer Forge Corporation; Dalton Corporation; A&M Specialties, Inc.; Dalton Corporation, Kendallville Manufacturing Facility; Dalton Corporation, Stryker Machining Facility; Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Ashland Manufacturing Facility; Advanced Cast Products, Inc.; Morgan’s Welding, Inc.; Belcher Corporation; and Peerless Corporation.
     1.126 Unimpaired means with respect to a Claim or Interest, a Claim or Interest that is not Impaired.
     1.127 Voting Deadline means the date by which all Holders of Claims who are entitled to vote on the Plan must submit their Ballots to the Claims and Noticing Agent in accordance with the terms of the Voting Procedures Order.
     1.128 Voting Procedures Order means an order to be entered by the Bankruptcy Court (i) approving the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code and (ii) setting forth the deadlines, procedures and instructions for submitting votes to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots.
     B. Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule or Exhibit filed or to be filed means such document, schedule or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or

Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in Section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, Bankruptcy Rule 9006(a) will apply.
     C. Exhibits and Plan Supplement. All Exhibits to this Plan, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely filed with the Clerk of the Bankruptcy Court prior to the deadline set forth herein. Holders of Claims and Interests may obtain a copy of the filed Exhibits and Plan Supplement upon written request to the Debtors. Upon their filing, the Exhibits and the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours or at the Bankruptcy Court’s website at http://www.deb.uscourts.gov/. The documents contained in the Exhibits and the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.
ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS
          All Claims and Interests, except Administrative Expense Claims, DIP Revolving Facility Claims, DIP Term Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Revolving Facility Claims, DIP Term Facility Claims and Priority Tax Claims, as described below, have not been classified and therefore are excluded from the Classes of Claims and Interests set forth in Article II of this Plan. The treatment of Administrative Expense Claims, DIP Revolving Facility Claims, DIP Term Facility Claims and Priority Tax Claims in the Chapter 11 Cases is set forth below.
          The Plan does not provide for substantive consolidation of the Estates and, on the Effective Date, the Estates shall not be deemed to be substantively consolidated for purposes hereof. Unless otherwise provided in the Plan or the Confirmation Order, Allowed Claims against a particular Debtor shall be satisfied solely from the Cash and other assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds or other property may be advanced to the relevant Debtor by any of the other Debtors solely for purposes of consummating this Plan. Except as specifically set forth in the Plan, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any Debtor is liable for any Claims against any other Debtor. Claims that are asserted against multiple Debtors shall be treated as separate Claims against each applicable Debtor for all purposes (including, but not limited to, voting and distributions), provided that (i) there shall only be a single recovery on account of such Claims and the aggregate distributions to the Holders of such Claims shall not exceed the largest Allowed amount of any such Claim against any particular Debtor, (ii) any distributions from a particular Estate on account of such Claims shall take into account the distributions to be made on account of such Claims by the other Estates, and (iii) such Claims shall be administered and treated in the manner set forth below.
          Pursuant to Sections 1122 and 1123 of the Bankruptcy Code, Claims against and Interests in the Debtors are classified for all purposes, including, without express or implied limitation, voting, confirmation and distributions pursuant to the Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. If there are no Claims or Interests in a particular Class, then such Class of Claims or Interests shall not exist for any purposes under the Plan.
     2.1. Unclassified Claims. The following Claims are Unimpaired by this Plan.
(a)	Administrative Expense Claims.

(b)	DIP Revolving Facility Claims.

(c)	DIP Term Facility Claims.

(d)	Priority Tax Claims.
     2.2. Classes of Claims.
(a)	Class 1: Priority Non-Tax Claims. Class 1 consists of all Priority Non-Tax Claims against each applicable Debtor. Claims in Class 1 are Unimpaired. Holders of Claims in Class 1 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(b)	Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against each applicable Debtor. Claims in Class 2 are Unimpaired. Holders of Claims in Class 2 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(c)	Class 3: Prepetition Credit Agreement Claims. Class 3 consists of all Prepetition Credit Agreement Claims against each applicable Debtor. Claims in Class 3 are Unimpaired. Holders of Claims in Class 3 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(d)	Class 4: Secured Notes Claims. Class 4 consists of all Secured Notes Claims against each applicable Debtor. Claims in Class 4 are Impaired.

Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.

(e)	Class 5: General Unsecured Claims. Class 5 consists of all General Unsecured Claims against each applicable Debtor. Claims in Class 5 are Impaired. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

(f)	Class 6: Subordinated Notes Claims. Class 6 consists of all Subordinated Notes Claims against each applicable Debtor. Claims in Class 6 are Impaired. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.

(g)	Class 7: Intercompany Claims. Class 7 consists of the Intercompany Claims against each applicable Debtor. Claims in Class 7 are Impaired. The Debtors, as the proponents of this Plan and Holders of Intercompany Claims in Class 7, shall be deemed to have accepted the Plan and votes to accept or reject the Plan shall not be solicited from the Debtors in their capacities as the Holders of Intercompany Claims in Class 7.

(h)	Class 8: Section 510(b) Claims. Class 8 consists of all Section 510(b) Claims. Claims in Class 8 are Impaired. Holders of Claims in Class 8 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(i)	Classes of Interests.
(i)	Class 9: NEI Common Interests. Class 9 consists of all NEI Common Interests. NEI Common Interests in Class 9 are Impaired. Holders of NEI Common Interests in Class 9 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(ii)	Class 10: Subsidiary Interests. Class 10 consists of all Subsidiary Interests. Subsidiary Interests in Class 10 are Unimpaired. Holders of Subsidiary Interests in Class 10 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS
     3.1. Unclassified Claims.
          (a) Administrative Expense Claims. Subject to the provisions of Sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, each Holder of an Allowed Administrative Expense Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Administrative Expense Claim, either: (i) on the latest to occur of (a) the Effective Date (or as soon as reasonably practicable thereafter), (b) the first Distribution Date after such Administrative Expense Claim becomes an Allowed Claim, and (c) such other date as agreed upon by the Debtors and the Holder of such Administrative Expense Claim, or (ii) on such other date as the Bankruptcy Court may order, (a) Cash equal to the full unpaid amount of such Allowed Administrative Expense Claim, or (b) such other treatment as the Debtors and the Holder of such Administrative Expense Claim shall have agreed; provided, however, that (x) the Ad Hoc Committee Advisor Claims and the Secured Notes Indenture Trustee Claims shall be paid in the ordinary course of business (without the requirement to file a fee application with the Bankruptcy Court) on the Effective Date (or as soon as reasonably practicable thereafter), and (y) all Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations.
          (b) DIP Revolving Facility Claims. The DIP Revolving Facility Claims shall be Allowed on the Effective Date pursuant to this Plan. On the Effective Date, all Allowed DIP Revolving Facility Claims shall be indefeasibly paid in full in Cash and the Revolving Loan Commitments (as defined in the DIP Revolving Facility Agreement) under the DIP Revolving Facility Agreement shall be cancelled. Notwithstanding anything to the contrary herein, the liens and security interests securing the DIP Revolving Facility Claims shall continue in full force and effect until the DIP Revolving Facility Claims are indefeasibly paid in full in Cash.
          (c) DIP Term Facility Claims. The DIP Term Facility Claims shall be Allowed on the Effective Date pursuant to this Plan. On the Effective Date, all Allowed DIP Term Facility Claims shall, at the Debtors’ option, in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, either (i) convert into the Exit Term Loan Facility pursuant to the Exit Term Loan Facility Documentation (provided, however, that all accrued and unpaid interest and all fees and expenses due and payable on or prior to the Effective Date under the terms of the DIP Term Facility Commitment Letter and the DIP Term Facility Agreement shall be indefeasibly paid in full in Cash on the Effective Date) or (ii) be indefeasibly paid in full in Cash, and, in each case, the Commitments (as defined in the DIP Term Facility Agreement) under the DIP Term Facility Agreement shall be cancelled. Notwithstanding anything to the contrary herein, the liens and security interests securing the DIP Term Facility Claims shall continue in full force and effect until the DIP Term Facility Claims (i) convert into term loans outstanding under the Exit Term Loan Facility or (ii) are indefeasibly paid in full in Cash on the Effective Date.
          (d) Priority Tax Claims. Except to the extent that the Debtors and the Holder of an Allowed Priority Tax Claim agree to a less favorable treatment of such Claim (in which event such agreement shall govern), each Holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, in the Debtors’ discretion, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the later of the Initial Distribution Date (or as soon as is reasonably practicable thereafter) and the first Distribution Date after such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, or (ii) pursuant to Section 1129(a)(9)(C) of the Bankruptcy Code, deferred Cash payments made on the first Business Day following each anniversary of the Effective Date over a period not exceeding five (5) years after the Petition Date, with a total value as of the Effective Date equal to the amount of such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the applicable non-bankruptcy law governing such Claims.
     3.2. Classification and Treatment of Claims.
          (a) Class 1: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim that is due and payable on or before the Effective Date shall receive, in full and complete settlement, release and discharge of and in exchange for such Claim, at the election of the Debtors, either (i) Cash equal to the amount of such Allowed Claim in accordance with Section 1129(a)(9) of the Bankruptcy Code, on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the first Distribution Date after such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or (ii) such other treatment required to render such Allowed Priority Non-Tax Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid by the Reorganized Debtors in the ordinary course of business when such Claims become due and payable in accordance with the applicable non-bankruptcy law governing such Claims.
          (b) Class 2: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, at the election of the Debtors, either (i) Reinstatement of such Allowed Other Secured Claim pursuant to Section 1124 of the Bankruptcy Code; (ii) payment of such Allowed Other Secured Claim in full in Cash on or as soon as reasonably practicable after the latest to occur of (x) the Initial Distribution Date or (y) the first Distribution Date after such Other Secured Claim becomes an Allowed Other Secured Claim; or (iii) satisfaction of such Allowed Other Secured Claim through the surrender of the collateral securing such Claim and the payment of any interest required to be paid under Section 506(b) of the Bankruptcy Code.
          (c) Class 3: Prepetition Credit Agreement Claims. The Prepetition Credit Agreement Claims shall be Allowed pursuant to this Plan in the aggregate principal amount thereof, plus any accrued but unpaid interest thereon payable at the non-default interest rate under the Prepetition Credit Agreement and all other Obligations (as such term is defined in the Prepetition Credit Agreement), and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset. The Allowed Prepetition Credit Agreement Claims shall have been indefeasibly paid in full in Cash prior to the Effective Date pursuant to the terms of the Final DIP Order.
          (d) Class 4: Secured Notes Claims. The Secured Notes Claims shall be deemed Allowed pursuant to this Plan in the aggregate amount equal to (i) $225 million plus (ii) the aggregate amount of all accrued and unpaid interest under the Secured Notes Indenture as of the Effective Date, plus (iii) all other Obligations (as defined in the Secured Notes Indenture) including the Secured Notes Indenture Trustee Claims, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset. On the Effective Date (or as soon as reasonably practical thereafter), each Holder of an Allowed Secured Notes Claim, other than the Secured Notes Indenture Trustee, shall receive in full and complete settlement, release and discharge of such Claim, its Pro Rata Share of (i) 97% of the New Common Stock issued and outstanding as of the Effective Date (subject to dilution by any New Common Stock issued upon exercise of the New Warrants and the New Common Stock issued (or issuable upon exercise of any options for New Common Stock issued) under the Management Equity Incentive Plan) (with such New Common Stock being contributed by NEI to NFC, and then by NFC to Neenah, immediately prior to such exchange) and (ii) $50 million in aggregate principal amount of the New Secured Notes.
          (e) Class 5: General Unsecured Claims. On or as soon as reasonably practicable after the latest to occur of (i) the Initial Distribution Date, (ii) the first Distribution Date after such General Unsecured Claim becomes an Allowed Claim, or (iii) the date on which such Allowed General Unsecured Claim becomes due and payable in accordance with the applicable non-bankruptcy law governing such Claim, each Holder of an Allowed General Unsecured Claim shall receive payment of 100% of such General Unsecured Claim in Cash.
          (f) Class 6: Subordinated Notes Claims. Subordinated Notes Claims shall be deemed Allowed pursuant to this Plan in the aggregate amount equal to the outstanding principal amount of the Subordinated Note Claims plus the outstanding interest accrued thereon as of the Petition Date, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset. On the Effective Date (or as soon as reasonably practical thereafter), the Holders of Allowed Subordinated Notes Claims shall receive their Pro Rata Share of (i) 3% of the New Common Stock issued and outstanding as of the Effective Date (subject to dilution by any New Common Stock issued upon exercise of the New Warrants and New Common Stock issued (or issuable upon exercise of any options for New Common Stock issued) under the Management Equity Incentive Plan) (with such New Common Stock being contributed by NEI to NFC, and then by NFC to Neenah, immediately prior to such exchange) and (ii) the New Warrants. In addition, the reasonable and documented fees and expenses of legal counsel for the Subordinated Noteholders incurred in connection with the Chapter 11 Cases, in an amount not to exceed $55,000, shall be paid by the Reorganized Debtors in the ordinary course of business (without the requirement to file any fee application with the Bankruptcy Court) on the Effective Date (or as soon as reasonably practicable thereafter).
          (g) Class 7: Intercompany Claims. On the Effective Date, at the option of the Debtors (with the consent of the Ad Hoc Committee of Secured Noteholders), all Intercompany Claims shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished Claims or portions thereof shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account thereof under this Plan, provided, however, that prior to such discharge and extinguishment, such Intercompany Claims may be contributed to capital, transferred, offset or subject to any other arrangement at the option of the Debtors.

          (h) Class 8: Section 510(b) Claims. On the Effective Date, all Section 510(b) Claims shall be discharged and extinguished and the Holders thereof shall not receive or retain any property under this Plan on account of such Section 510(b) Claims.
     3.3. Classification and Treatment of Interests.
          (a) Class 9: NEI Common Interests. Each Holder of an NEI Common Interest shall have its NEI Common Interest cancelled, annulled and extinguished on the Effective Date, and the Holders of NEI Common Interests shall not receive or retain any property under this Plan on account of such NEI Common Interests.
          (b) Class 10: Subsidiary Interests. On the Effective Date, Reorganized NEI and the other Reorganized Debtors that are Holders of the Subsidiary Interests shall retain, unaltered, the legal, equitable and contractual rights to which such Subsidiary Interests entitled the Holders thereof immediately prior to the Effective Date.
     3.4. Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing herein shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, the legal and equitable defenses of setoff or recoupment with respect to the Unimpaired Claims.
ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN
     4.1. Acceptance by an Impaired Class. In accordance with Section 1126(c) of the Bankruptcy Code and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.
     4.2. Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 3, and 10 are Unimpaired by this Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, the Holders of Claims and Interests in such Classes are conclusively presumed to have accepted this Plan and therefore shall not be entitled to vote to accept or reject the Plan.
     4.3. Presumed Acceptance by Holders of Intercompany Claims. The Debtors, as the proponents of this Plan and the Holders of Intercompany Claims in Class 7, shall be deemed to have accepted the Plan and votes to accept or reject the Plan shall not be solicited from the Debtors in their capacities as the Holders of Intercompany Claims.
     4.4. Presumed Rejection by Impaired Classes. Classes 8 and 9 are Impaired by this Plan, and Holders of Claims and Interests in Classes 8 and 9 will not receive or retain any property under this Plan on account of such Claims or Interests. Pursuant to Section 1126(g) of the Bankruptcy Code, Holders of such Claims and Interests are conclusively presumed to have rejected this Plan and therefore shall not be entitled to vote to accept or reject the Plan.

     4.5. Impaired Classes of Claims Entitled to Vote on the Plan. Holders of Claims in Classes 4, 5 and 6 are Impaired and shall be entitled to vote to accept or reject this Plan.
ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN
     5.1. Procedural Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Estates and, on the Effective Date, the Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent such Claims are Allowed in each Debtor’s case, will be treated as Holders of separate Claims against each applicable Estate for all purposes (including, but not limited to, voting and distributions); provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus post-petition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan. Unless otherwise provided by this Plan or the Confirmation Order, Allowed Claims held against any Debtor shall be satisfied solely from the Cash and other assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds or other property may be advanced to the relevant Debtor(s) by any of the other Debtors.
     5.2. Issuance and Distribution of New Securities and Related Matters.
(a) Issuance of New Secured Notes. On the Effective Date, each Holder of a Secured Notes Claim shall receive, in partial consideration of the cancellation of its Secured Notes Claim, its Pro Rata Share of the New Secured Notes (to be distributed in accordance with Section 6.5(b) hereof). In order to facilitate such distribution, on or before the Effective Date, all relevant parties will execute, deliver and/or issue the New Secured Notes Indenture (and effectuate the appointment of an indenture trustee) and the New Secured Notes Documents, including, without limitation, the New Secured Notes. Upon execution, issuance and delivery of the New Secured Notes Documents and perfection of the liens on the New Secured Notes Collateral, as created pursuant to the New Secured Notes Documents, and as provided herein, the Secured Notes Indenture, the Secured Notes, and all related documents, will be deemed terminated and/or cancelled. The Secured Notes Indenture Trustee, Neenah and all other relevant parties to the Secured Notes Indenture and the related documents, will be directed to and authorized and required to take all such actions as will be necessary or appropriate to effectuate or implement the foregoing termination and/or cancellation of the Secured Notes Indenture and all related documents, including, without limitation, the Secured Notes. The New Secured Notes shall not be registered under the Securities Act of 1933, as amended.
(b) Issuance of New Common Stock and New Warrants. On the Effective Date (or as soon as reasonably practical thereafter), Reorganized NEI shall issue 10,000,000 shares of New Common Stock and the New Warrants for distribution in accordance with the terms of this Plan. The shares of New Common Stock and the New Warrants shall be contributed by NEI to NFC, and then by NFC to Neenah, immediately prior to their exchange for the Secured Notes Claims and the Subordinated Notes Claims pursuant to this Plan. Upon the Effective Date: (i) Reorganized NEI will not be a reporting company under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that, unless the board of directors of Reorganized NEI by requisite supermajority vote determines to do so earlier or is otherwise required by law to do so earlier, Reorganized NEI shall use its commercially reasonable efforts to cause the New Common Stock to be registered under the 1934 Act on or as soon as reasonably practical after the second anniversary of the Effective Date; and (ii) neither the New Common Stock nor the New Warrants shall be listed for public trading on any national securities exchange. Distribution of such New Common Stock shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 6.5 hereof. The Amended and Restated Certificate of Incorporation, in substantially the form of Exhibit 1 to this Plan (to be filed with the Plan Supplement), sets forth the rights of the New Common Stock, and (i) shall provide that Reorganized NEI’s stockholders will have preemptive rights (without oversubscription rights) for issuances of equity securities (or securities convertible or exercisable for equity securities), subject to certain exclusions and limitations, and (ii) shall not include any limitation on the number of holders of the New Common Stock. The form of New Warrants (to be filed with the Plan Supplement) sets forth the rights of the New Warrants.
               Unless the board of directors of Reorganized NEI by requisite supermajority vote determines otherwise, Reorganized NEI will use its commercially reasonable efforts to disseminate quarterly unaudited and annual audited financial information, both including notes, and a brief narrative discussion and analysis of such financial information through the Pink Sheets News Service (or by other means reasonably designed to make such information available to stockholders as determined by the board of directors of Reorganized NEI), until such time as Reorganized NEI becomes a reporting company under the 1934 Act. In accordance with the foregoing, Reorganized NEI will use its commercially reasonable efforts to make such quarterly financial information available no later than forty-five (45) days after the end of each of the first three fiscal quarters, and annual financial information available no later than ninety (90) days after the end of the fourth fiscal quarter of each fiscal year. In addition, beginning with the fiscal quarter that ends immediately following the eighteen (18) month anniversary of the Effective Date, Reorganized NEI will host conference calls that will be open to all stockholders of Reorganized NEI to provide commentary from senior management of Reorganized NEI regarding the most recently disseminated quarterly and annual financial results.
     5.3. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. On and after the Effective Date, after giving effect to each of the Restructuring Transactions contemplated under this Plan, as set forth in Exhibit 8 to this Plan (to be filed with the Plan Supplement), each of the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are to be amended pursuant to the terms of this Plan. Notwithstanding anything to the contrary in this Plan, the Reinstated Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors shall be authorized to pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without the need for any application to the Bankruptcy Court.
     5.4. Corporate Governance, Directors, Officers and Corporate Action.
 (a) Amended and Restated Certificates or Articles of Incorporation and By-Laws. On the Effective Date, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws, in substantially the forms of Exhibit 1 and Exhibit 2 to this Plan (to be filed with the Plan Supplement), respectively, and in a form reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, shall become effective and shall, among other things, (i) pursuant to Section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of the New Common Stock. In addition, on or prior to the Effective Date, the certificates or articles of incorporation and by-laws of each Reorganized Debtor other than Reorganized NEI shall be amended as necessary to (a) include director and officer liability exculpation and indemnity provisions (including advancement of expenses) for those individuals who are or were directors or officers of the Debtors or the Reorganized Debtors on or after the Petition Date in accordance with, and to the fullest extent authorized by, the law of such Reorganized Debtor’s state of organization and (b) satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws in accordance with applicable law, subject to the provisions of Section 10.2(e) of this Plan.
 (b) Reincorporation of Neenah in Delaware. On or prior to the Effective Date, Neenah shall be reincorporated as a Delaware corporation. On or prior to the Effective Date, Neenah shall execute all such documents, certificates and instruments and make such filings in the States of Delaware and Wisconsin as shall be necessary or desirable to effect such a reincorporation.
 (c) Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the initial directors and officers of Reorganized NEI shall be the persons identified in Exhibit 5, which shall be filed with the Plan Supplement. On the Effective Date, the initial board of directors of Reorganized NEI shall consist of seven members, each of whom shall have one vote for all purposes, and shall be made up of the following members: (i) two members shall be persons designated by the Ad Hoc Committee of Secured Noteholders

(each, an “Ad Hoc Designee”), (ii) one member shall be independent but designated by the Ad Hoc Committee of Secured Noteholders (the “Ad Hoc Independent”), (iii) one member shall be the chief executive officer of Reorganized NEI (the “CEO Designee”), (iv) one member shall be a person designated by a group of Holders (the “Minority Holders”) of 33% or more in amount of the Secured Notes (the “Minority Designee”), (v) one member shall be independent but designated by the Minority Holders (the “Minority Independent”), and (vi) one member shall be a person jointly designated by the Minority Holders and the Ad Hoc Committee of Secured Noteholders (the “Joint Designee”). If there is no group of Minority Holders, the members of the Ad Hoc Committee of Secured Noteholders will work with the other Secured Noteholders to elect qualified independent members to the board of directors of Reorganized NEI.
               Thereafter, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws, as each may be amended thereafter from time to time, shall govern the designation and election of directors and shall provide that elections to determine future board seats will be held annually with no special voting rules or requirements; provided, however, that (i) at the first annual stockholders’ meeting after the Effective Date, only the board seats held by the CEO Designee and the Ad Hoc Independent shall be subject to election by stockholders, (ii) at the second annual stockholders’ meeting after the Effective Date, only the board seats held by one of the Ad Hoc Designees and the Minority Independent shall be subject to election by stockholders, and (iii) at the third annual stockholders’ meeting after the Effective Date, only the board seats held by the other Ad Hoc Designee, the Minority Designee and the Joint Independent shall be subject to election by stockholders. In addition, the boards of directors of the other Reorganized Debtors shall be comprised of members of the board of directors of Reorganized NEI, or such other persons as are designated by the board of directors of Reorganized NEI. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date. As set forth in Exhibit 5 to the Plan, all existing executive officers of the Debtors are currently expected to serve as officers of the Reorganized Debtors in their existing capacities from and after the Effective Date.
(d) Corporate Action. On the Effective Date, the reincorporation of Reorganized Neenah as a Delaware corporation, the adoption of the Amended and Restated Certificate of Incorporation or similar constituent documents, the adoption of the Amended and Restated By-Laws, the selection of directors and officers for Reorganized NEI and the other Reorganized Debtors, and all other corporate actions contemplated by this Plan, shall be authorized and approved in all respects, or shall have otherwise occurred (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of Reorganized NEI and/or the other Reorganized Debtors and members of the boards of directors of Reorganized NEI and/or the other Reorganized Debtors are authorized and directed to issue, execute, deliver and perform the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of Reorganized NEI and/or the other Reorganized Debtors.

     5.5. Cancellation of Notes, Instruments, Debentures, and NEI Common Interests. On the Effective Date, after giving effect to the distributions to be made on the Effective Date pursuant to this Plan and except as otherwise provided herein, all (a) Prepetition Credit Documents, Secured Notes, Subordinated Notes, NEI Common Interests, and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the Secured Notes Indenture), stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, subscription agreements, exchange agreements, warrant agreements or other instruments, documents, plans or agreements evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under this Plan, shall be cancelled, and (b) the obligations of the Debtors under any Prepetition Credit Documents, stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, subscription agreements, exchange agreements, warrant agreements, indentures (including the Secured Notes Indenture) or certificates of designation governing the Secured Notes, Subordinated Notes, NEI Common Interests, and any other notes, bonds, indentures, or other instruments, documents, plans or agreements evidencing or creating any Claims or Interests against a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be discharged; provided, however, that (i) the Secured Notes Indenture shall continue in effect to the extent necessary to allow the Reorganized Debtors and the Secured Notes Indenture Trustee to make distributions pursuant to this Plan on account of Secured Notes Claims and to preserve the liens of the Secured Notes Indenture Trustee with respect to such distributions, but only to the extent that the Secured Notes Indenture Trustee Claims are not paid pursuant to Section 3.1(a) hereof, and (ii) Neenah’s indemnification obligations under the Secured Notes Indenture, the Prepetition Credit Agreement, the DIP Revolving Facility Agreement, and the DIP Term Facility Agreement shall survive the confirmation of this Plan notwithstanding the cancellation of such agreements on the Effective Date. As of the Effective Date, all NEI Common Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.
     5.6. Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to this Plan, (i) all Liens, charges, encumbrances and rights related to any Claim or Interest, including, without limitation, those existing under the Prepetition Credit Documents, shall be terminated, null and void and of no effect, and (ii) any Lien securing any Other Secured Claim (other than a Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan) shall be deemed released and the Holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).
     5.7. Issuance of New Securities and Related Matters. On the Effective Date (or as soon as reasonably practicable thereafter), Reorganized NEI and the Reorganized Debtors shall issue all securities and execute all instruments, certificates and other documents, including the New Secured Notes, the New Common Stock and the New Warrants, required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order or rule. The issuance of the New Secured Notes, the New Common Stock and the New

Warrants and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to the applicable provisions of the Bankruptcy Code, including Section 1145(a) of the Bankruptcy Code. Without limiting the effect of Section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Revolving Facility Documentation, the Exit Term Loan Facility Documentation, the New Secured Notes Indenture, the New Warrants, and any other agreement, document or instrument entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.
     5.8. Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or the Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Exit Revolving Facility Documentation and the Exit Term Loan Facility Documentation and to execute all other necessary and appropriate documentation in connection with the Exit Revolving Facility and the Exit Term Loan Facility.
     5.9. Management Equity Incentive Plan. Following the Effective Date, the new board of directors of Reorganized NEI shall adopt and implement the Management Equity Incentive Plan.
     5.10. Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan may be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or borrowings under the Exit Revolving Facility or the Exit Term Loan Facility.
     5.11. Cram-Down. If any Impaired Class fails to accept this Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm this Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to this Plan and to confirm this Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.
     5.12. Restructuring Transactions. On, prior to, or after the Effective Date, any Debtor or Reorganized Debtor may enter into or undertake any Restructuring Transactions and may take such actions as may be determined by such Debtor or Reorganized Debtor to be necessary or appropriate to effect such Restructuring Transactions. The actions to effect the Restructuring Transactions may include, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, restructuring, recapitalization, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, disposition, or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, conversion or dissolution (or similar instrument) pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions. In each case in which the surviving, resulting or acquiring Person in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Person will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided by applicable law or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring person, which may provide that another Reorganized Debtor will perform such obligations. Exhibit 8 to this Plan, to be filed with the Plan Supplement, shall set forth a detailed description of the actions and steps required to implement the Restructuring Transactions. On or prior to, or as soon as practicable after, the Effective Date, the Debtors or the Reorganized Debtors may take such steps as they may deem necessary or appropriate to effectuate any Restructuring Transactions that satisfy the requirements set forth in this Section 5.12. The Restructuring Transactions shall be authorized by the Confirmation Order pursuant to Sections 1123 and 1141 of the Bankruptcy Code, without any further notice, action, or process of any kind, and may be amended, altered or modified in a manner that is favorable to the Reorganized Debtors and the Ad Hoc Committee of Secured Noteholders.
     5.13. Additional Transactions Authorized Under this Plan. On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under the Plan.
     5.14. Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (x) of the Debtors, the Reorganized Debtors and their respective Estates and property, and (y) Claim and Interest holders, and are fair, equitable and reasonable.
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS
     6.1. Distributions for Claims or Interests Allowed as of the Initial Distribution Date. Unless the Holder of an Allowed Claim and the Debtors or the Reorganized Debtors agree to a different Distribution Date and except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Notwithstanding the date on which any distribution of New Secured Notes, New Common Stock or New Warrants is actually made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
     6.2. Interest on Claims. Except as otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy or non-bankruptcy law, post-petition interest shall not accrue or be paid on any Claims (other than Secured Claims), and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.
     6.3. Distributions by Disbursing Agents. Other than as specifically set forth in this Plan, the Disbursing Agents shall make all distributions required to be made under this Plan. Distributions on account of the Secured Notes Claims and the Subordinated Notes Claims, shall be made in accordance with the Secured Notes Indenture, any other applicable governing documents, or in accordance with this Plan where such governing document is silent. The Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.
     6.4. Delivery of Distributions and Undeliverable or Unclaimed Distributions. The following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims.
(a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by Proofs of Claim or notices of transfer filed pursuant to Bankruptcy Rule 3001.
(b) Undeliverable and Unclaimed Distributions.
               (i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or the Disbursing Agents as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agents are notified in writing of such Holder’s then current address.
               (ii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Secured Notes, New Common Stock or New Warrants held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.

     6.5. Record Date for Distributions.
(a) The Reorganized Debtors and the Disbursing Agents will have no obligation to but may, in their sole and absolute discretion, recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors and the Disbursing Agents shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.
(b) Distributions of New Secured Notes and New Common Stock to Holders of Secured Notes Claims by the Secured Notes Indenture Trustee, and distributions of New Common Stock and New Warrants to Holders of Subordinated Notes Claims administered by such Disbursing Agents as selected by the Debtors, shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable. In connection with such book-entry exchange, the Secured Notes Indenture Trustee or the Disbursing Agents, as applicable, shall deliver instructions to the DTC instructing the DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to such Claims.
     6.6. Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
     6.7. Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
     6.8. Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.
     6.9. Setoff and Recoupment. The Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off or recoup against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to assert such rights of setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any Claim that the Debtors or the Reorganized Debtors may assert against any Holder of an Allowed Claim.
     6.10. Fractional Securities. No fractional securities shall be distributed. Where a fractional security would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock (or whole warrant, in the case of New Warrants, and whole dollar, in the case of New Secured Notes), or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock (or whole warrant, in the case of New Warrants, and whole dollar, in the case of New Secured Notes). The total number of shares of New Common Stock, the total number of New Warrants, and the total principal amount of New Secured Notes to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.
     6.11. Compromises and Settlements. Up to and including the Effective Date, the Debtors, in consultation with the Ad Hoc Committee of Secured Noteholders, may compromise and settle, in accordance with Bankruptcy Rule 9019(a), any and all Claims against them. On the Effective Date, such right to compromise and settle Claims shall pass to the Reorganized Debtors and the Reorganized Debtors shall thereafter be authorized to compromise and settle any Disputed Claim and execute all necessary documents, including a stipulation of settlement or release, in their sole discretion, without notice to any party, and without the need for further approval of the Bankruptcy Court.
     6.12. Claims Administration Responsibility.
 (a) Sole Responsibility of the Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors shall have sole responsibility and authority for disputing, objecting to, compromising and settling, or otherwise resolving and making distributions (if any) with respect to all Claims, including all Administrative Expense Claims.
 (b) Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be filed and served on or before the Claims Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder thereof if the Debtors or the Reorganized Debtors effect service of such objection in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable in the Chapter 11 Cases by Bankruptcy Rule 7004; (ii) to the extent counsel for a Holder of a Claim is unknown, by first class mail, postage prepaid, on the signatory to the applicable Proof of Claim or other representative identified in the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Holder’s behalf in the Chapter 11 Cases and whose appearance has not been revoked or withdrawn.
     6.13. Determination of Allowed Claims. Except as otherwise agreed to by the Debtors in writing or as set forth in this Plan, the Allowed amount of any Claim as to which a Proof of Claim was timely filed in the Chapter 11 Cases, and which Claim is subject to an objection filed by the Debtors or the Reorganized Debtors before the Claims Objection Deadline, will be determined and liquidated pursuant to a Final Order of the Bankruptcy Court. Upon such determination, the Claim shall become an Allowed Claim and will be satisfied in accordance with this Plan. Any Claim that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no Proof of Claim has been timely filed, shall be deemed Allowed for purposes of this Plan unless otherwise ordered by the Bankruptcy Court.
     6.14. No Distributions Pending Allowance. Except as otherwise set forth herein, no distributions shall be made with respect to any portion of a Disputed Claim unless and until such Disputed Claim has become an Allowed Claim. Promptly after a Disputed Claim becomes an Allowed Claim, the Reorganized Debtors or the Disbursing Agents, as applicable, will distribute on the next succeeding Distribution Date to the Holder of such Allowed Claim any Cash or other property that would have been distributed to the Holder of such Allowed Claim on the dates Distributions were previously made to Holders of other Allowed Claims in the same Class had such Claim been an Allowed Claim on such dates.
ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS,
UNEXPIRED LEASES AND PENSION PLANS
     7.1. Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is rejected by the Debtors pursuant to the Assumption/Rejection Motion. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.
     7.2. Cure of Defaults Under Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(l) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.
     7.3. Assumption of Collective Bargaining Agreements. All Collective Bargaining Agreements shall be deemed to have been assumed by the Debtors party thereto upon the occurrence of the Effective Date. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the pertinent Reorganized Debtor’s assumption of each Collective Bargaining Agreement to which it is a party for the remaining term of agreement of each such Collective Bargaining Agreement as in effect on the Effective Date, except to the extent that such agreements have already been assumed prior to the Effective Date.
     7.4. Insurance Policies and Agreements. Insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, (i) the entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy.
     7.5. Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.
     7.6. Retiree Benefits and Pension Plans. In furtherance of, and without in any way limiting Section 12.6 of this Plan, from and after the Effective Date, the Reorganized Debtors shall assume the obligation to and shall continue to make the payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) thereof at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. In addition, notwithstanding anything in this Plan or the Confirmation Order to the contrary, on the Effective Date, the Pension Plans shall be sponsored by and become obligations of the Reorganized Debtors, with the Reorganized Debtors assuming all statutory obligations with respect to the Pension Plans, and shall otherwise be unaffected by confirmation of this Plan. For the avoidance of doubt, no Claim against a Debtor or any other Entity arising under or in connection with the Pension Plans shall be discharged, released, enjoined, exculpated or otherwise affected by this Plan, the Confirmation Order, or by these proceedings.

ARTICLE VIII
PROVISIONS FOR RESOLVING DISPUTED CLAIMS
AND DISPUTED INTERESTS
     8.1. Objections to and Estimation of Claims. From and after the Effective Date, only the Debtors or the Reorganized Debtors may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the Reorganized Debtors shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall serve and file any objections to Claims as soon as practicable, but in no event later than the Claims Objection Deadline. Any Claims filed after the Bar Date or Administrative Expense Claims Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors unless the person wishing to file such untimely Claim has received Bankruptcy Court authority to do so.
     8.2. No Distributions Pending Allowance. Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.
     8.3. Distributions on Account of Disputed Claims Once They Are Allowed. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agents shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.
     8.4. Reinstated Claims. Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim, including, but not limited to, legal and equitable rights of setoff or recoupment against the Reinstated Claims.
ARTICLE IX
CONFIRMATION AND CONSUMMATION OF THE PLAN
     9.1. Conditions to Confirmation. The Plan shall not be confirmed unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of this Plan:

(a)	The Bankruptcy Court shall have entered a Final Order, in a form reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, approving the adequacy of the Disclosure Statement.

(b)	The Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.

(c)	The Lock-Up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(d)	The final version of the Plan Supplement and all of the schedules, documents, and Exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and Exhibits contained in the Plan Supplement in accordance with the terms hereof.

(e)	The Confirmation Order shall have been entered not later than one hundred and fifty (150) calendar days after the Petition Date unless otherwise agreed by the Ad Hoc Committee of Secured Noteholders.

(f)	There shall have been no material changes to any order authorizing the retention of a Professional or the fees to be paid to such Professional thereunder.
     9.2. Conditions to Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of this Plan, it being understood that certain of such conditions shall be satisfied at the time the Plan becomes effective:
(a)	All conditions to confirmation in Section 9.1 of the Plan shall have been either satisfied or waived in accordance with Section 9.3 of the Plan.

(b)	The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(c)	The Lock-Up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(d)	All documents and agreements necessary to implement this Plan on the Effective Date, including, but not limited to the Plan Supplement, shall have been duly and validly executed and delivered by all parties thereto.

(e)	The final version of the Plan Supplement and all of the schedules, documents, and Exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and Exhibits contained in the Plan Supplement in accordance with the terms hereof.

(f)	All other actions, documents, and agreements determined by the Debtors and the Ad Hoc Committee of Secured Noteholders to be necessary to implement the Plan shall have been effected or executed and shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.

(g)	The transactions contemplated by Article V of this Plan shall have occurred or shall have been waived by the Debtors and the Ad Hoc Committee of Secured Noteholders in accordance with the terms of this Plan.

(h)	The Ad Hoc Committee Advisor Claims and Secured Notes Indenture Trustee Claims shall have been paid in full in Cash or the Debtors shall have provided evidence satisfactory to the Ad Hoc Committee of Secured Noteholders and the Secured Notes Indenture Trustee that such Claims shall be paid after the Effective Date.

(i)	All Prepetition Credit Agreement Claims shall have been indefeasibly paid in full pursuant to the Final DIP Order. All DIP Revolving Facility Claims shall have been indefeasibly paid in full in Cash. All DIP Term Facility Claims shall have been converted into the Exit Term Loan Facility, paid in full in Cash, or the Debtors shall have provided reasonably satisfactory evidence that such Claims shall be paid from the proceeds of the Exit Revolving Facility or the Exit Term Loan Facility, in accordance with Section 3.1(c) of this Plan.

(j)	The Amended Restated Certificate of Incorporation and the Amended and Restated By-Laws of Reorganized NEI, and the amended and restated certificates or articles of incorporation of the other Reorganized Debtors, as necessary, shall have been adopted and filed with the applicable authorities in the relevant jurisdictions of incorporation and shall have become effective in accordance with the laws of such jurisdictions.

(k)	All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtors.

(l)	The Effective Date shall have occurred not later than one hundred and sixty-five (165) calendar days after the Petition Date, unless otherwise agreed by the Ad Hoc Committee of Secured Noteholders.

(m)	There shall have been no material changes to any order authorizing the retention of a Professional or the fees to be paid to such Professional thereunder.
     9.3. Waiver of Conditions. Each of the conditions set forth in Sections 9.1 and 9.2 of this Plan, with the exception of those conditions set forth in Section 9.2(j) hereof, may be waived in whole or in part by the Debtors, subject to the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably withheld, after notice to the Bankruptcy Court and parties in interest but without the need for a hearing.
     9.4. Effect of Non-Occurrence of Effective Date. If each of the conditions specified in Section 9.1 and 9.2 has not been satisfied or waived in the manner provided in Section 9.3 within fifteen (15) calendar days after the Confirmation Date (as such date may be extended with the consent of the Debtors and the Ad Hoc Committee of Secured Noteholders), then: (i) the Confirmation Order shall be vacated and of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all Holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (iv) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors and the Plan shall be deemed withdrawn; and (v) the Lock-Up Agreement shall be terminated and the Ad Hoc Committee of Secured Noteholders, the Subordinated Noteholders, and the Debtors shall have all of the rights and remedies under the terms thereof and under applicable law with respect to such termination. Upon such occurrence, the Debtors shall file a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.
     9.5. Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Section 9.2 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.
ARTICLE X
EFFECT OF PLAN CONFIRMATION
     10.1. Binding Effect. Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any Holder of a Claim against, or Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder has accepted the Plan.

     10.2. Exculpation, Releases and Discharge.
(a) Exculpation. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing this Plan, the Disclosure Statement, the Restructuring Transactions, or any of the transactions contemplated under Article V of this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan, the administration of this Plan, the property to be distributed under this Plan, or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases; provided, however, that this section shall not apply to (x) obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.
(b) Releases by the Debtors. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and Reorganized Debtors on its own behalf and as a representative of its respective Estate, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims and Causes of Action (including, without limitation, Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors, their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Disclosure Statement, or the Restructuring Transactions that may be asserted by or on behalf of any of the Debtors, the Reorganized Debtors or their respective Estates against any of the Released Parties; provided, however, that nothing in this section shall be construed to release any Released Party from willful misconduct or gross negligence as determined by a Final Order.
(c) Releases by Holders of Claims and Interests. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Holder of a Claim entitled to vote on the Plan shall be deemed to have completely and forever released, waived, and discharged unconditionally each and all of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Disclosure Statement, or the Restructuring Transactions; provided, however, that each Holder of a Claim that has submitted a Ballot may elect, by checking the appropriate box on its Ballot, not to grant the releases set forth in this Section 10.2(c), unless otherwise bound by the Lock-Up Agreement to do so, with respect to those Released Parties other than the Debtors, the Reorganized Debtors, and their respective successors and assigns (whether by operation of law or otherwise; and provided, further, however, that nothing in this section shall be construed to release any Released Party from willful misconduct or gross negligence as determined by a Final Order.
(d) Injunction Related to Exculpation and Releases. Except as provided in the Plan or the Confirmation Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, causes of action or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and Estates, that is released or enjoined pursuant to this Section 10.2 of the Plan and (ii) all other parties in interest in these Chapter 11 Cases are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 10.2 of this Plan; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.
(e) Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of this Plan and shall be assumed by the Reorganized Debtors.
          (f) Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims that are Allowed) of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interest in property, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. On the Effective Date, the Debtors shall be deemed discharged and released under Section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims that are Allowed), including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the NEI Common Interests, the Secured Notes, and the Subordinated Notes shall be terminated.
          As of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order, all Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors and their respective assets, property and Estates, any other or further Claims, or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and all Interests or other rights of a Holder of an equity security or other ownership interest, relating to any of the Debtors or Reorganized Debtors or any of their respective assets, property and Estates, based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as expressly provided in the Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Interests or other rights of a Holder of an equity security or other ownership interest and termination of all rights of any equity security Holder in any of the Debtors and all Interests, including the NEI Common Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtors, the Reorganized Debtors, or any of their respective assets, property and Estates at any time, to the extent such judgment is related to a discharged Claim, debt or liability or terminated right of any equity security Holder in any of the Debtors or terminated Interest, including, without limitation, an NEI Common Interest.
     10.3. Preservation of Litigation Claims. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Litigation Claims against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, issue preclusion, estoppel (judicial, collateral, equitable or otherwise), or laches, shall apply to such Litigation Claims upon, after, or as a consequence of the entry of the Confirmation Order or the occurrence of the Effective Date. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any Claim, right or Cause of Action under Section 547 of the Bankruptcy Code or seek to disallow any Claim to the extent it may be avoidable thereunder.
     10.4. Injunction.
(a) Except as otherwise provided in this Plan or the Confirmation Order, from and after the Effective Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting any right of setoff, subrogation or recoupment of any kind and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.
(b) By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim shall be deemed to have specifically consented to the injunctions set forth in this Section 10.4.
     10.5. Revesting of Assets. Pursuant to Section 1141(b) of the Bankruptcy Code, all property of the respective Estate of each Debtor, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date (subject to the effects of the Restructuring Transactions). Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Liens, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without the need for any application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses.
     10.6. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
     10.7. Termination of Subordination Rights and Settlement of Related Claims. The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with the contractual, legal and equitable subordination rights relating thereto, whether arising under contract, general principles of equitable subordination, Section 510(b) of the Bankruptcy Code or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.
ARTICLE XI
RETENTION OF JURISDICTION
          Pursuant to Sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
          (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;
          (b) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;
          (c) resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
          (d) ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;
          (e) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;
          (f) enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;
          (g) resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this

Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;
          (h) approve any modification of this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;
          (i) hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under Sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court; provided, however, that the fees and expenses of Professionals retained by the Reorganized Debtors that are incurred after the Effective Date may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
          (j) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;
          (k) hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;
          (l) hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;
          (m) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;
          (n) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;
          (o) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;
          (p) hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;
          (q) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

          (r) enter an order closing the Chapter 11 Cases.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1. Surrender of Instruments. As a condition to participation in distributions under this Plan, each Holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Allowed Claim will be Reinstated by this Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then such Holder shall be deemed to have surrendered such Holder’s equity security, note, debenture or other evidence of indebtedness upon surrender to the Reorganized Debtors of such global security by DTC or such other securities depositary or custodian thereof. Except as otherwise provided in this Section 12.1, if no surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. Except as otherwise provided herein, any indenture and stockholders agreement in effect prior to the Petition Date shall be rendered void as of the Effective Date.
     12.2. Dissolution of the Committee. The Committee shall continue in existence until the Effective Date. On the Effective Date, the appointment of the Committee shall terminate, and the Committee shall be dissolved, provided however, that following the Effective Date, the Committee shall continue to have standing and a right to be heard solely with respect to: (i) applications for compensation by Professionals and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to Section 503(b)(3)(D) of the Bankruptcy Code; (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date; and (iii) any adversary proceedings or contested matter as of the Effective Date to which the Committee is a party. All reasonable fees and expenses incurred after the Effective Date by the Professionals retained by the Committee in connection with the matters set forth in the foregoing clauses (i) through (iii) shall be paid by the Reorganized Debtors without the requirement of any further order of the Bankruptcy Court. Notwithstanding anything contained herein to the contrary, on the Effective Date, the Committee shall be dissolved and the members of the Committee shall be released and discharged of and from all duties, responsibilities and obligations related to or arising from or in connection with the Chapter 11 Cases.

     12.3. Post-Confirmation Date Retention of Professionals. On the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.
     12.4. Bar Date for Certain Administrative Expense Claims. All applications for final allowance of compensation or reimbursement of the expenses incurred by any Professional, and all other requests for the payment of Administrative Expense Claims, including all requests for the allowance of any Administrative Expense Claim pursuant to Section 503(b)(3)(D) of the Bankruptcy Code for substantial contributions made in these Chapter 11 Cases (but expressly excluding all requests for the payment of obligations incurred by the Debtors in the ordinary course of their business operations after the Petition Date), must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel at the addresses set forth in Section 12.14 of this Plan not later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any request for the payment of an Administrative Expense Claim that is not timely filed and served shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim. The Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Expense Claims.
     12.5. Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, certificates, notes, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan, including actions that the Secured Notes Indenture Trustee may reasonably request to further effect the terms of this Plan.
     12.6. Employee Compensation and Benefit Plans. From and after the Effective Date, the Reorganized Debtors shall continue to perform their obligations (whether statutory or contractual) under all employment and severance contracts that are assumed by the Reorganized Debtors and all Employee Benefit Plans applicable to their employees, retirees and non-employee directors. Any Reorganized Debtor may, prior to the Effective Date, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan, with the prior written consent of the Ad Hoc Committee of Secured Noteholders (which consent shall not be unreasonably withheld).
     12.7. Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

     12.8. Exemption from Transfer Taxes. Pursuant to Section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.
     12.9. Payment of Statutory Fees. All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
     12.10. Amendment or Modification of this Plan. Subject to Section 1127 of the Bankruptcy Code, the Debtors, with the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably withheld, may, alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan; provided, however, that any such amendment or modification that materially and adversely changes the treatment under this Plan of the Subordinated Noteholders, Tontine, or any individual employed by Tontine must be acceptable to Tontine. Any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
     12.11. Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     12.12. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.
     12.13. Revocation, Withdrawal or Non-Consummation. Subject to the obligations and covenants of the Debtors under the Lock-Up Agreement, the Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization, in each case with the prior written consent of the Ad Hoc Committee of Secured Noteholders. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors or if confirmation or consummation of this Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.
     12.14. Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
NEENAH ENTERPRISES, INC.
2121 Brooks Avenue
Neenah, Wisconsin 54957
Telephone: (800) 558-5075
Facsimile: (920) 729-3661
Attn: Robert E. Ostendorf, Jr.
with a copy to:
SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
Attn: Larry J. Nyhan
Attn: Bojan Guzina
-and-
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Attn: Robert S. Brady
Attn: Edmon L. Morton
Counsel to Debtors and Debtors-in-Possession

     12.15. Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an Exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.
     12.16. Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under Section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.
     12.17. Exhibits. All Exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.
     12.18. Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtors and the Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
     12.19. Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtors with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

Dated: Wilmington, Delaware April 27, 2010	Respectfully submitted, NEENAH ENTERPRISES, INC. (for itself and on behalf of the other Debtors)
/s/ Robert E. Ostendorf, Jr.
Robert E. Ostendorf, Jr.
President and Chief Executive Officer

SIDLEY AUSTIN LLP
Larry J. Nyhan
Bojan Guzina
Keriann S. Mills
Jillian K. Ludwig
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
- and -
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Donald J. Bowman, Jr. (No. 4383)
Kenneth J. Enos (No. 4544)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Counsel to the Debtors and Debtors-in-Possession

Exhibit 1
[Exhibit 1 is incorporated by reference to Exhibit T3A-2 to Neenah Foundry Company’s Amendment No. 1 to Form T-3 filed with the Securities and Exchange Commission on June 25, 2010.]

Exhibit 2
[Exhibit 2 is incorporated by reference to Exhibit T3B-2 to Neenah Foundry Company’s Amendment No. 1 to Form T-3 filed with the Securities and Exchange Commission on June 25, 2010.]

Exhibit 3
[Exhibit 3 is incorporated by reference to Exhibit T3C to Neenah Foundry Company’s Amendment No. 1 to Form T-3 filed with the Securities and Exchange Commission on June 25, 2010.]

Exhibit 4
SERIES [A][B] WARRANT
THIS WARRANT WAS ORIGINALLY ISSUED ON [•], 2010 PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) PURSUANT TO SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101-1532, AND NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAW. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN. THE ISSUER HEREOF RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS WARRANT.

NO. W[A][B]-1	[•] Shares
WARRANT TO PURCHASE SHARES OF COMMON STOCK
OF NEENAH ENTERPRISES, INC.
     THIS CERTIFIES THAT, for value received, NEENAH ENTERPRISES, INC., a Delaware corporation (the “Company”), promises to issue to [INSERT NAME OF HOLDER], the holder of this warrant (this “Warrant”), or its successors or assigns (the “Holder”), [•]1 nonassessable shares of Common Stock (as defined below), upon the payment by the Holder to the Company of the Warrant Price (as defined herein) in accordance with Section 1.2 hereof, and to deliver to the Holder a certificate or certificates representing the shares of Common Stock so purchased or uncertificated shares of Common Stock registered in the stock ledger of the Company. The number of shares of Common Stock purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as provided herein. The warrant price per share of Common Stock shall initially be equal to [$19.33]2 [$•]3 per share (the “Warrant Price”), subject to adjustment as provided herein.

[1]	Insert Holder’s pro rata portion.

[2]	Initial exercise price for Series A Warrant.

[3]	Initial exercise price for Series B Warrant shall be equal to (a) (i) $500 million minus (ii) the outstanding debt of the Reorganized Debtors as of the Effective Date minus (iii) $1.4 million (which represents the fair market value of the Series A Warrants as of the Effective Date calculated based off the Black-Scholes options pricing model) plus (iv) Cash and Cash Equivalents of the Reorganized Debtors as of the Effective Date divided by (b) ten million (10,000,000) shares of New Common Stock.

     For the purpose of this Warrant, the term “Common Stock” shall mean (i) the class of stock designated as the common stock of the Company at the date of this Warrant, or (ii) any other class or classes of stock resulting from changes or reclassifications of such class of stock, and the term “Business Day” shall mean any day other than a Saturday or Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
     Section 1. Term of Warrant, Exercise of Warrant.
     Section 1.1 (a) Subject to the terms of this Warrant, the Holder shall have the right, at the Holder’s option, which may be exercised in whole or in part, at any time, and from time to time, commencing at the time of the issuance of this Warrant and until the earlier of (i) immediately prior to the consummation of a Liquidity Event (as defined below), and (ii) 5:00 p.m. Eastern Time on [•]4 (the “Warrant Expiration Time”), to purchase from the Company the number of fully paid and nonassessable shares of Common Stock which the Holder may at the time be entitled to purchase upon exercise of this Warrant (the “Warrant Shares”). After the Warrant Expiration Time, this Warrant will be void.
     (b) Holder agrees that, in the event of a Liquidity Event, either (i) Holder shall elect to exercise this Warrant in whole and such exercise will be deemed effective immediately prior to the consummation of such Liquidity Event, or (ii) Holder shall elect not to exercise this Warrant or elect to exercise only a portion of this Warrant and the unexercised portion of this Warrant will expire upon the consummation of such Liquidity Event and be of no further force or effect. The Company shall provide the Holder with the information set forth in Section 4.3 in connection with such contemplated Liquidity Event, which is to be delivered to Holder promptly following the earlier to occur of (x) the entry by the Company into a definitive written agreement with respect to such contemplated Liquidity Event, and (y) if applicable, the record date set for any stockholder vote required with respect to such Liquidity Event, but in no event less than ten (10) Business Days prior to the consummation of the proposed Liquidity Event. For purposes of this Warrant, the term “Liquidity Event” shall mean any of the following, unless the Company shall otherwise elect by written notice to the Holder: (A) the liquidation, dissolution or winding up of the Company, (B) the merger, consolidation or sale of stock to which the Company is a party and which the holders of the voting securities of the Company immediately prior thereto own less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction, (C) the direct or indirect sale or other transfer, in one or a series of related transactions (including without limitation any merger or consolidation) of all or substantially all of the property and assets of the Company and its subsidiaries, or (D) the consummation of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act, covering the offer and sale of shares of Common Stock representing more than 20% of the shares of Common Stock issued and outstanding immediately prior to the consummation thereof.
     Section 1.2 The purchase right evidenced by this Warrant shall be exercised by the Holder surrendering this Warrant, with the form of Exhibit A hereof duly executed by the

[4]	To be inserted on the Effective Date. The Series A Warrant Expiration Date shall be the day, month and year that is five calendar years from the issuance date of this Warrant. The Series B Warrant Expiration Date shall be the day, month and year that is seven calendar years from the issuance date of this Warrant.

2

Holder, to the Company during normal business hours on any Business Day at its office at 2121 Brooks Avenue, Neenah, Wisconsin 54956 (or, in the event the Company’s principal office is no longer located at 2121 Brooks Avenue, Neenah, Wisconsin 54956, its then principal office (the “Principal Office”)), accompanied by the payment of an amount (the “Exercise Payment”) equal to the Warrant Price, multiplied by the number of Warrant Shares being purchased pursuant to such exercise, in cash, payable to the Company by certified or official bank check, or by wire transfer in immediately available funds of the Exercise Payment.
     Section 1.3 Upon any exercise of this Warrant, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and, subject to Section 3, in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon such exercise (unless such Warrant Shares are uncertificated, in which case the Company shall register such uncertificated Warrant Shares in the stock ledger of the Company in such name or names as the Holder may designate) together with such other property which may be deliverable upon such exercise. Except in the event of a Liquidity Event, if fewer than all of the Warrant Shares represented by this Warrant are purchased, a new Warrant of the same tenor as this Warrant, evidencing the Warrant Shares not purchased, will be issued and delivered by the Company to the Holder, together with the issuance of the certificates representing the Warrant Shares then being purchased (unless such Warrant Shares are uncertificated, in which case the Company shall register such uncertificated Warrant Shares in the stock ledger of the Company). This Warrant shall be canceled by the Company upon the exercise and surrender of this Warrant in accordance with this Section 1.
     Section 2. Warrant Register, Registration of Transfers.
     Section 2.1 Warrant Register. The Company shall keep at its Principal Office a register in which the Company shall record the name and address of the holder of this Warrant from time to time and all transfers and exchanges of this Warrant (the “Warrant Register”). The Company shall give the Holder prior written notice of any change of the address at which the Warrant Register is kept.
     Section 2.2 Registration of Transfers, Exchanges or Assignment of Warrants.
     (a) Subject to compliance with applicable securities laws and the other provisions of this Section 2, the Holder shall be entitled to assign the Holder’s interest in this Warrant in whole or in part to any person upon surrender of this Warrant accompanied by a written instrument or instruments of transfer in the form of Exhibit B hereof duly completed and executed by the Holder. This Warrant may also be exchanged or combined with warrants of like tenor at the option of the Holder for another Warrant or Warrants of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares upon presentation thereof to the Company at its Principal Office together with a written notice signed by the Holder specifying the denominations in which the new Warrant is or the new Warrants are to be issued.
     (b) Upon surrender for transfer or exchange of this Warrant to the Company at its Principal Office for transfer or exchange, in accordance with this Section 2.2, the Company shall, without charge (subject to Section 3), execute and deliver a new Warrant or Warrants of like tenor and of a like aggregate amount of Warrant Shares in the name of the assignee named in

3

such instrument of assignment and, if the Holder’s entire interest is not being assigned, in the name of the Holder with respect to that portion not transferred, and this Warrant shall promptly be canceled.
     (c) This Warrant (or any portion hereof) may not be sold or otherwise transferred in violation of federal or state securities laws. Further, no sale or other transfer of this Warrant (or any portion hereof) shall be permitted (i) if (A) the Company is not, at the time of such transfer, a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) after giving effect to such sale or transfer, the Company would be, or would be obligated to become, a reporting company under the Exchange Act (including becoming subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act), (ii) to a person or entity engaged in direct competition with the Company or any of its subsidiaries, or (iii) if such sale or transfer is otherwise prohibited by, or in conflict or violation of, terms of the certificate of incorporation or by-laws of the Company (as then in effect) applicable to all holders of the Company’s equity securities. The Company, if it reasonably deems it to be necessary, may require, as a condition to any sale or transfer of a Warrant, that the holder deliver to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such sale or transfer is made in compliance with all applicable federal and state securities laws or pursuant to an exemption under the Securities Act and state securities laws. The provisions of this Section 2.2 shall not apply to the exercise of any Warrant to the extent that the Warrant Shares issued upon such exercise (and any unexercised portion of the Warrant so exercised) shall be issued to the same registered holder that exercised such Warrant. Notwithstanding the foregoing, the Company hereby acknowledges that the Holder, if then under common control with Tontine Asset Associates, LLC (a “Tontine Affiliate”), may from time to time transfer all or any portion of this Warrant to Tontine Capital Overseas Master Fund II, L.P. or any other Tontine Affiliate, upon compliance with the immediately preceding Section 2.2(b).
     (d) The Warrant shall bear such legends as the Company shall determine reflecting the restrictions in the immediately preceding Section 2.2(c).
     (e) In the event of any purported sale or transfer in violation of the provisions of this Warrant, such purported transfer shall be void ab initio, and the Company shall not give effect to such transfer.
     Section 3. Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance to the Holder of any Warrant Shares upon the exercise of this Warrant. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the transfer and delivery of stock certificates or registration of uncertificated shares, as applicable, in the name other than that of the Holder exercising this Warrant, and any such tax shall be paid by such Holder at the time of presentation.
     Section 4. Certain Covenants.
     Section 4.1 Reservation of Warrant Shares. There have been reserved and the Company shall at all times keep reserved, out of its authorized but unissued Common Stock, free

4

from any preemptive rights, rights of first refusal or other restrictions (other than pursuant to applicable law), a number of shares of Common Stock sufficient to provide for the exercise of the right of purchase represented by this Warrant. The transfer agent, if any, for the Common Stock, and every subsequent transfer agent for any shares of its Common Stock issuable upon the exercise of the right of purchase as set out in this Warrant, shall be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be requisite for such purpose.
     Section 4.2 No Impairment. The Company shall not by any direct or indirect action or omission avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action, as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate so that the Company may validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant at the then Warrant Price therefor.
     Section 4.3 Notice of Liquidity Event. In case the Company shall propose to consummate a Liquidity Event, then the Company shall give to the Holder a notice of such Liquidity Event, which shall include a summary description of the material terms of the Liquidity Event and shall specify the date on which such Liquidity Event is to take place. Such notice shall be so given promptly following the earlier to occur of (x) the entry by the Company into a definitive written agreement with respect to such contemplated Liquidity Event, and (y) if applicable, the record date set for any stockholder vote required with respect to such Liquidity Event, but in no event less than ten (10) Business Days prior to the consummation of the proposed Liquidity Event.
     Section 5. Adjustment of Warrant Price.
     Section 5.1 Adjustment for Change in Capital Stock. In case the Company shall at any time (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or (c) combine, reverse split or consolidate its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (x) the Warrant Price in effect immediately prior to such event shall be adjusted immediately after such event or on the record date for such issuance of shares by way of stock dividend, as the case may be, to that price determined by multiplying the Warrant Price in effect immediately prior to such event by a fraction (i) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and (ii) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event, and (y) the number of shares of Common Stock purchasable upon the exercise of any Warrant shall be that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon the exercise of such Warrant by the Warrant Price in effect immediately prior to such adjustment and dividing the product so obtained by the Warrant Price in effect after such adjustment. Any such adjustments shall be made successively whenever any event referred to in this Section 5.1 shall occur and any such issue of shares of Common Stock by way of stock dividend shall be deemed

5

to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding shares immediately after such event under this Section 5.1.
     Section 5.2 Reorganization, Reclassification, Consolidation, Merger or Sale. Except in the event of a subdivision, combination or similar event otherwise provided for in Section 5.1, or in the event of a Liquidity Event, which shall be governed by Section 1.1 above, if any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, exercise, merger or sale, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the exercise of this Warrant, the amount of shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Warrant Shares for which this Warrant could have been exercised immediately prior to such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets (including cash) thereafter deliverable upon the exercise of this Warrant. The Company will not effect any consolidation, merger or sale (other than a Liquidity Event), unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to the Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets (including cash) as, in accordance with the foregoing provisions, the Holder may be entitled to receive. Notwithstanding the foregoing, this Warrant shall expire upon the consummation of a Liquidity Event.
     Section 5.3 No Adjustment for Exercise of Options, Warrants, Etc. or Future Issuance of Common Stock. Except as otherwise set forth in this Section 5, the Warrant Price and the number of shares purchasable upon exercise of this Warrant shall not be adjusted for (i) any issuance (or deemed issuance) of Common Stock or rights to acquire Common Stock or securities exchangeable or exercisable for or convertible into Common Stock to any person pursuant to any stock option, stock purchase or other incentive plan or arrangement for the benefit of employees, consultants or directors of the Company or its subsidiaries in effect at any time or (ii) any other issuance (or deemed issuance) of Common Stock or rights to acquire Common Stock or securities exchangeable or exercisable for or convertible into Common Stock at any time after the date hereof.
     Section 5.4 Fractional Shares. The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 5.4, be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the Fair Market Value for a share of Common Stock as

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of the date of exercise. The term “Fair Market Value” shall mean the closing price of a share of Common Stock or other security on the date of the issuance or sale on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock or such other security is not listed or admitted to trading on any national securities exchange, in the over-the-counter market or, if the Common Stock or such other security is not publicly traded, the Fair Market Value for such day shall be the fair market value thereof determined by the board of directors of the Company.
     Section 5.5 Notice of Adjustment. Promptly following any adjustment of the Warrant Price, and from time to time upon the request of the Holder, the Company shall furnish to the Holder a notice setting forth the amount of the Warrant Price resulting from such adjustment or otherwise in effect and the number of Warrant Shares then available for purchase under this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. If the Holder disagrees with the resulting adjustment of the Warrant Price or the number of Warrant Shares, the method of calculation or the facts upon which the calculation is based, Holder shall provide written notice of such disagreement to the Company setting forth in reasonable detail the basis for its disagreement. Promptly thereafter, the Company and Holder shall negotiate in good faith to resolve such disagreement and determine the correct adjustment to the Warrant Price or number of Warrant Shares.
     Section 5.6 Certain Events. If any event occurs as to which, in the good faith judgment of the board of directors of the Company the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the exercise rights of the Holder in accordance with the essential intent and principles of such provisions, then the board of directors of the Company in the good faith, reasonable exercise of its business judgment shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles so as to protect such exercise rights as aforesaid.
     Section 5.7 Minimum Adjustment. Except as hereinafter provided, no adjustment of the Warrant Price hereunder shall be made if such adjustment results in a change of the Warrant Price then in effect of less than 1%. Any adjustment of less than 1% shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with the adjustment or adjustments so carried forward, amounts to 1% or more of the Warrant Price then in effect. However, upon the exercise of this Warrant, the Company shall make all necessary adjustments not theretofore made to the Warrant Price up to and including the date upon which this Warrant is exercised.
     Section 6. No Rights as a Stockholder; Notice to Holder. Nothing contained in this Warrant shall be construed as conferring upon the Holder (i) the right to vote or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, (ii) the right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to or for which the relevant record date preceded the date of the exercise of such Warrants, or (iii) any other rights whatsoever as a stockholder of the Company.

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     Section 7. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor, terms and conditions.
     Section 8. Notices. All notices and other written communications provided for hereunder shall be given in writing and delivered in person or sent by overnight delivery service (with charges prepaid) or by facsimile transmission, if the original of such facsimile transmission is sent by overnight delivery service (with charges prepaid) by the next succeeding Business Day and (a) if to the Holder addressed to it at the address or fax number specified for such Holder in the Warrant Register or at such other address or fax number as the Holder shall have specified to the Company in writing in accordance with this Section 8, and (b) if to the Company, addressed to it at 2121 Brooks Avenue, Neenah, Wisconsin 54956, Attention: Secretary or at such other address or fax number as the Company shall have specified to the Holder in writing in accordance with this Section 8. Notice given in accordance with this Section 8 shall be effective upon the earlier of the date of delivery or the second Business Day at the place of delivery after dispatch.
     Section 9. Applicable Law; Jurisdiction; Waiver of Jury Trial.
     Section 9.1 This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.
     Section 9.2 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR THE HOLDER RELATING TO THIS WARRANT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE SUPREME COURT, NEW YORK COUNTY (AND, WHERE APPLICABLE, IN THE COMMERCIAL DIVISION THEREOF) OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE COMPANY AND (BY ITS ACCEPTANCE OF THIS WARRANT) THE HOLDER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, POSTAGE PREPAID OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 8. THE COMPANY AND (BY ITS ACCEPTANCE OF THIS WARRANT) THE HOLDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION OR OTHER PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THE COMPANY OR THE HOLDER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT REFERRED TO ABOVE OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR

8

TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY AND (BY ITS ACCEPTANCE OF THIS WARRANT) THE HOLDER IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS WARRANT.
     Section 9.3 WAIVER OF JURY TRIAL; CERTAIN DAMAGES. THE COMPANY AND (BY ITS ACCEPTANCE OF THIS WARRANT) THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY AND THE HOLDER. EXCEPT AS PROHIBITED BY LAW, THE COMPANY AND (BY ITS ACCEPTANCE OF THIS WARRANT) THE HOLDER HEREBY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR OTHER PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.
     Section 10. Amendments and Waivers; Severability. This Warrant is one of a series of Series [A][B] warrants originally exercisable for an aggregate of 500,000 shares of Common Stock issued by the Company on [•], 2010 (the “Reorganization Warrants”). The provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of either (a) the Holder of this Warrant or (b) the holders of Reorganization Warrants representing at least 50% of the shares of Common Stock obtainable upon exercise of the Reorganization Warrants; provided that no such action may change the Warrant Price of this Warrant or the number of shares or class of stock obtainable upon exercise of this Warrant without the written consent of the Holder of this Warrant. Any provision of this Warrant which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
     Section 11. Captions. The captions of the Sections and subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.
[remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the     day of                     , 2010.

NEENAH ENTERPRISES, INC.
By:
Name:
Title:

Attest:
Secretary

10

EXHIBIT A
[To be signed only upon exercise of Warrant]
     To NEENAH ENTERPRISES, INC.:
     The undersigned, the holder of the Warrant surrendered herewith (the “Warrant”), hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, [                    ] shares of Common Stock of NEENAH ENTERPRISES, INC. and herewith makes payment of $[                    ] [by certified or bank check] [by wire transfer in immediately available funds] therefor in full payment of the Exercise Payment, and requests that the shares be issued in the name of, and be delivered to [                    ], whose address is [                                                            ]. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Warrant.

Dated:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Address

EXHIBIT B
[To be signed only upon transfer of Warrant]
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto [                                        ] the right represented by the Warrant surrendered herewith (the “Warrant”) to purchase [                    ] shares of the Common Stock of NEENAH ENTERPRISES, INC. to which the Warrant relates, and appoints [                                        ] attorney to transfer said right on the books of NEENAH ENTERPRISES, INC. with full power of substitution in the premises. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Warrant.

Dated:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Address

In the presence of:

EXHIBIT 5
List of Directors of Reorganized NEI
and the Other Reorganized Debtors
1. Timothy J. Bernlohr
2. James N. Chapman
3. John H. Forsgren
4. Walter A. Jones
5. Ted S. Lodge
6. To be filled by new CEO
7. TBD

Ted S. Lodge
GoldenTree Asset Management
300 Park Avenue, 21st Floor
New York, New York 10022
Mr. Lodge is a Partner responsible for restructurings and turnarounds at GoldenTree Asset Management, a New York based institutional asset management firm. Prior to joining GoldenTree, Mr. Lodge served as an advisor to private equity firms and hedge funds investing in stressed and distressed businesses, and he led the turnarounds or restructurings of a number of companies, including Globix Corporation and Pegasus Communications. Mr. Lodge has served on the boards of directors of numerous public, private and not for profit entities, often as chairman. He currently serves on the boards of Southern Community Newspapers, James Cable, Port Townsend Paper and Haights Cross. Mr. Lodge received his J.D. from the University of Pennsylvania Law School, his M.Sc. in Economic History from the London School of Economics and his A.B. in Political Economy from Brown University.

Timothy J. Bernlohr: Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, aerospace, and industrial markets. RBX® was sold to multiple buyers in 2004 and 2005. Prior to joining RBX® in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr also serves as chairman of the board of directors of Champion Home Builders, Inc. and as chairman of the board of directors of The Manischewitz Company and Cuisine Innovations®. He is also a director of Atlas Air Worldwide Holdings, Inc, Aveos Fleet Performance, Inc., Smurfit Stone Container Corporation, Bally Total Fitness Corporation, Hayes Lemmerz International, Inc. Hilite International, Ambassador’s International Inc., and Aventine Renewable Energy, Inc. Mr. Bernlohr has served in the previous five years as a director of General Chemical Industrial Products, Inc, WCI Steel, Inc., Zemex Minerals, Cadence Innovation, General Insulation Co., Nybron Flooring International, Trident Resources Corporation, PetroRig Pte Ltd., BHM Technologies, Inc., and Petals USA. Recent TJB Management, LLC consulting customers have included Exide Technologies, Inc., Rural Metro Corporation, Haights Cross Communications, Sedo Chemical, Inc. Rubatex International, Reeves Brothers, Inc., and Valley Bank. Mr. Bernlohr is a 1981 graduate of The Pennsylvania State University.

John H. Forsgren
Brief Biography
Education
Georgetown University — AB with a major in Economics in 1967
Columbia University — MBA with a majors in Finance and Marketing, 1969 University of
Geneva, Switzerland — Master’s Degree in International Finance and Management, 1972.
Professional Career
35 years in large corporations in the field of corporate finance, most notably as-
Vice President and Treasurer of Sperry Rand Corporation, 1982-1986
Vice President and Treasurer of The Walt Disney Company, 1986-1990
Senior Vice President and Chief Financial Officer, Walt Disney Europe, 1991-1994
Managing Director, Chase Manhattan Bank, 1995-1996
Executive Vice President and Chief Financial Officer, Northeast Utilities, 1996-2001
Vice Chairman of the Board and Chief Financial Officer, Northeast Utilities, 2001-2004.
The most significant achievements in each of these roles were in the areas of balance sheet de-leveraging and re-structuring, corporate strategic development, public market financings including very large IPOs, and navigating through the de-regulation and restructuring of the electric utility industry.
Officially retired, Dec. 31, 2004 and currently serving on the following Boards of Directors-
The Phoenix Companies, Hartford, Connecticut — NYSE listed. Life insurance and investment management. (Chair of Finance and Investment Committee and member of Audit Committee).
Trident Resources, Inc., Calgary, Alberta, Canada- Privately held. Exploration and development of natural gas properties in Western Canada and U.S. (Chair of Audit Committee).
Port Townsend Paper Company, Seattle Washington — Privately held. Manufacture of paper and packaging products in the Pacific Northwest and British Columbia. (Chair of Audit Committee).
Duke Energy Corporation, Charlotte, North Carolina — NYSE listed. Electric and gas utility and related energy businesses. Elected to the board of directors in August, 2009. Member of Audit Committee and Compensation Committee.

Formerly served on the board of-
Neon, Inc., New York — Wholesale fiber optic telecommunications.(Chair of Audit Committee).
CuraGen Corporation, New Haven, Connecticut — NASDAQ listed. Pharmaceuticals and gene-sequencing instrumentation. Chair of Audit Committee and member of Governance Committee from 2002 to 2009. Executive Chairman of the Board, 2009. Company completed a merger in September, 2009.
Charitable activities have included the following-
Georgetown University —member of the Board of Regents, member and former Chair of the Board of the University Library.
The Nature Conservancy — chair of the capital campaign for Connecticut.
Solar Light for Africa- member of the board and board Treasurer.
Currently residing in —
New York, NY and Boca
Raton, FL
Date of birth- August 31, 1946.

James N. Chapman
14 Alpine Road
Greenwich, CT 06830-3435
203-983-6676 (O)
203-249-6780 (C)
jnc1962@optonline.net
Mr. Chapman is non-executive Vice Chairman of SkyWorks Leasing, LLC, an aircraft management services company based in Greenwich, Connecticut, which he joined in December 2004. Prior to SkyWorks, he was associated with Regiment Capital Advisors, LP, an investment advisor based in Boston specializing in high yield investments, which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as investment advisers and hedge funds (including Regiment), across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. (a multi-billion dollar private corporation in New York) from December 1996 to December 2001. Prior to Renco, he was a founding principal of Fieldstone Private Capital Group in August 1990 where he headed the Corporate Finance and High Yield Finance Groups. Prior to joining Fieldstone, Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, most recently in the BT Securities capital markets area.
Mr. Chapman has over 25 years of investment banking experience in a wide range of industries including aviation/airlines, metals/mining, natural resources/energy, automotive/general manufacturing, financial services, real estate and healthcare. Presently, he serves as a member of the Board of Directors of AerCap Holdings NV (NYSE: AER), Scottish Re Group Limited (NYSE: SCT) and Tembec Inc. (TO: TMB). In addition, Mr. Chapman is also a Board member of several private companies including American Media, Inc. Hayes-Lemmerz International, Inc., LNR Property Corporation, Old Chrysler LLC and MXenergy Corporation, and serves on the Finance Committee of The Whitby School in Greenwich.
In prior years, Mr. Chapman has served as director of numerous other companies including, Alinabal Holdings, Inc., Advanced Healthcare, LLC, Anchor Glass Container Corporation, Anchor Resources, LLC, Chrysler LLC, Coinmach Laundry Corp., Coinmach Service Corp., Davel Communications, Inc., EntreCap Financial (formerly Pitney Bowes Credit Corporation), Meridian Rail Corporation, Resident Direct Industries, LLC, Southwest Royalties, Inc., SSA Global Technologies, Inc., Teleglobe International Holdings Ltd. and Vanguard Car Rental (National and Alamo Rental Car). Additionally, Mr. Chapman worked directly and closely with AM General Corporation, Damage Recovery Systems, Inc., The Doe Run Company, Doe Run Peru, Ltda., Magnesium Corporation of America, MXenergy, Inc., Renco Steel Holdings, Inc., WCI Steel, Inc., Lodestar Energy, Inc., Trinity Coal Corporation and Sabel Steel, Inc.
Mr. Chapman has served on numerous committees for the various Boards including audit committee, compensation committee, pricing committee, portfolio management committee, Treasury committee and corporate governance and human resource/nomination committee responsibilities. He has also served on special committees related to “going-private” transactions and other strategic initiatives, including mergers, acquisitions, restructurings, bankruptcies and litigation.
Mr. Chapman received an M.B.A. degree with distinction from Dartmouth College and was elected an Edward Tuck Scholar. He received his BA degree, with distinction, magna cum laude, at Dartmouth College and was elected to Phi Beta Kappa, in addition to being a Rufus Choate Scholar.

Walter A. Jones
Managing Director, Profit Maximization and Turnaround Division
Walter has more than 25 years of hands-on experience as a turnaround advisor, crisis manager and interim line manager. His experience emphasizes profitability improvement through overhead reduction, supply chain optimization, divisional product line and customer profitability maximization and working capital efficiency. He has applied these restructuring and turnaround skills to deliver dramatic improvements in cash flow, profitability and returns on capital employed in the manufacturing, wholesale, retail, apparel, consumer products and service industries.
As a CEO, COO and CFO for several public and private middle market companies, Walter has guided his clients through complex turnarounds and restructurings. In these roles he has had considerable success in conflict management and resolution among competing stakeholders. He has also developed substantial international expertise in troubled situations dealing with foreign subsidiaries, agents, licensees, joint ventures, customers and vendors.
Previously Mr. Jones served as a Principal in the turnaround practice of two regional accounting firms, Co-President of a crisis management and restructuring boutique organization, Vice President of Finance of a merchant banking firm specializing in financially troubled companies and as a general management consultant with a “Big Four” accounting and consulting firm. His hands on manufacturing expertise grew out of his engineering positions with Ford Motor’s Casting Division as well as Newport News Shipbuilding. Mr. Jones has a Bachelor of Science degree in industrial engineering from Pennsylvania State University, is a member of the Turnaround Management association and a frequent speaker and panel member on bankruptcy and crisis management issues.

Exhibit 6
June 25, 2010
Neenah Foundry Company
and the other Borrowers referenced below
2121 Brooks Avenue
P.O. Box 729
Neenah, Wisconsin 54956
JOINT COMMITMENT LETTER
$100,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY
Ladies and Gentleman:
Bank of America, N.A. (“Bank of America”) and General Electric Capital Corporation (“GE Capital”) understand that Neenah Foundry Company (the “Company”), and certain of its direct and indirect subsidiaries (such subsidiaries, together with the Company, collectively, the “Borrowers”), the reorganized debtors under a plan of reorganization (the “Plan of Reorganization”) in Case No. 10-10360 (MFW) (the “Bankruptcy Case”) commenced under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) are desirous of obtaining a senior secured revolving loan facility for the Borrowers in an aggregate principal amount of $100,000,000 (the “Exit Revolving Loan Facility”) in order to repay Borrowers’ secured working capital indebtedness on the effective date (the “Effective Date”) of the Plan of Reorganization, to otherwise enable Borrowers to consummate the Plan of Reorganization on the Effective Date, and for general working capital purposes. In connection with the foregoing, Bank of America is pleased to offer its several, not joint, commitment to provide $50,000,000 of the Exit Revolving Loan Facility, and GE Capital is pleased to offer its several, not joint, commitment to provide $50,000,000 of the Exit Revolving Loan Facility, each upon and subject to the terms and conditions set forth in this Commitment Letter and the attached Term Sheet (as defined below). In addition, Bank of America and GE Capital Markets, Inc. (“GECM”) are pleased to advise you of their willingness to act, in connection with the foregoing commitments, as joint lead arrangers (in such capacities, the “Lead Arrangers”) for the Exit Revolving Loan Facility.
Bank of America will act as sole Administrative Agent for the Exit Revolving Loan Facility, Bank of America and GE Capital will act as sole co-collateral agents for the Exit Revolving Loan Facility (each, a “Co-Collateral Agent”, and collectively the “Co-Collateral Agents”), and Bank of America and GECM will act as Lead Arrangers for the Exit Revolving Loan Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of Bank of America and GECM. Each of Bank of America and GE Capital shall also be granted certain rights in its capacity as Co-Collateral Agent as summarized in the Term Sheet.
The several commitments of Bank of America and GE Capital (collectively, the “Commitment Parties”) hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to each of the Commitment Parties in its sole discretion: (a) the satisfaction of the conditions set forth herein and in the Summary of Terms and Conditions attached hereto (the “Term Sheet”); (b) Borrowers shall have obtained confirmation of the Plan of Reorganization, which Plan of Reorganization shall approve the Exit Revolving Loan Facility, shall contain terms and provisions acceptable to each of the Commitment Parties in its sole discretion and shall otherwise be in form and substance acceptable to each of the Commitment Parties in its sole discretion, (c) the Plan of Reorganization shall have been confirmed by an order entered by the Bankruptcy Court (the “Confirmation Order”), in form and substance acceptable to each of the Commitment Parties in its sole discretion, and which has not been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay, the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the confirmation order must have expired, no appeal or petition for review, rehearing, or certiorari with respect to the Confirmation Order may be pending, and the Confirmation Order must otherwise be in full force and effect, (d) the absence of a breach in any material respect of any representation, warranty or agreement of Borrower set forth herein; and (e) the negotiation, execution and delivery of definitive documentation for the Exit Revolving Loan Facility substantially consistent with the Term Sheet and otherwise satisfactory to each of the Commitment Parties.
Borrowers hereby represent, warrant and covenant to the Commitment Parties and the Lead Arrangers that (a) all information, other than Projections (defined below), which has been or is hereafter made available to the Commitment Parties and the Lead Arrangers by any Borrower or any of any Borrower’s representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning Company and its subsidiaries that have been or are hereafter made available to the Commitment Parties and the Lead Arrangers by any Borrower or any of any Borrower’s representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions Borrowers believe to be reasonable (it being understood that such projections are subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, and no assurance can be given that the Projections will be realized). Borrowers agree to furnish each of the Commitment Parties and Lead Arrangers with such Information and Projections as such Commitment Party or Lead Arranger may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Exit Revolving Loan Facility so that the representations, warranties and covenants in the preceding sentence are correct on such closing date. Borrowers understand that each of the Commitment Parties and Lead Arrangers will be using and relying on the Information and the Projections without independent verification thereof.
You agree to pay or reimburse, all reasonable and documented out-of-pocket fees, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and costs and expenses associated with due diligence, travel, appraisals, valuations and audits (the “Expenses”)) incurred by or on behalf of each of the Commitment Parties and Lead Arrangers in connection with (i) the preparation, negotiation, execution and delivery of this commitment letter (this “Commitment Letter”), the Term Sheet, and any and all documentation for the Exit Revolving Loan Facility, and (ii) the enforcement of such Commitment Party’s and Lead Arranger’s rights and remedies under this Commitment Letter, in each case irrespective of whether the Exit Revolving Loan Facility is consummated; provided that Borrowers’ obligation to pay or reimburse GE Capital’s and GECM’s out-of-pocket fees, costs and expenses under clause (i) above and clause (i) of the “Expenses” section of the Term Sheet shall be capped at $50,000 in the aggregate.
Your reimbursement obligation hereunder shall apply whether or not the Exit Revolving Loan Facility outlined herein closes, and each Commitment Party’s and Lead Arranger’s right to receive reimbursement of all costs and expenses incurred in connection with Borrowers’ account and the Exit Revolving Loan Facility to the extent set forth herein shall be entitled to priority as an administrative expense claim under Section 503(b)(1) of the Bankruptcy Code, and shall be payable by Borrowers not later than five (5) business days after written demand without further order of the Bankruptcy Court, whether or not the Exit Revolving Loan Facility outlined herein closes.
You agree to indemnify and hold harmless each of the Commitment Parties and Lead Arrangers and each of its affiliates, directors, officers, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this Commitment Letter, any related transaction, the Exit Revolving Loan Facility or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Indemnified Party or its affiliates, directors, officers, employees, advisors or agents. You agree that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with the Exit Revolving Loan Facility.

You agree to pay the fees set forth in those certain Fee Letters dated as of the date hereof among, in one case, you, the Commitment Parties and the Lead Arrangers (the “Commitment Fee Letter”) and, in the other, you and Administrative Agent (the “Administrative Agency Fee Letter”; the Commitment Fee Letter and the Administrative Agency Fee Letter are collectively, the “Fee Letters”) and the fees set forth on Schedule 1 to the Term Sheet to the Administrative Agent (for the account of the Lenders), in immediately available funds, as and when indicated therein. You agree to use commercially reasonable efforts to obtain the approval of the Bankruptcy Court, to the extent necessary, to authorize the transactions contemplated by this paragraph and by the preceding three paragraphs regarding reimbursement of expenses and indemnification.
In connection with the Exit Revolving Loan Facility, Borrowers agree to provide to each of the Commitment Parties and the Lead Arrangers, upon the reasonable request of such Commitment Party or Lead Arranger, all such documents, reports, agreements, financial and other information, environmental reports, appraisals and other items as such Commitment Party or Lead Arranger or its counsel may reasonably request with respect to Borrowers and their business.
The terms of this Commitment Letter, the Term Sheet and the Fee Letters are confidential and, except for disclosure on a confidential basis to accountants, attorneys and other professional advisors retained by Borrowers in connection with the Exit Revolving Loan Facility or as may be required by law, may not be disclosed in whole or in part to any other person or entity without the prior written consent of each of the Commitment Parties and Lead Arrangers. The foregoing notwithstanding, you may provide a copy hereof (including the Term Sheet, but not including the Fee Letters unless under seal) to the Bankruptcy Court to the extent necessary to obtain Bankruptcy Court approval of the acceptance by you of this Commitment Letter, to the lenders under the Senior Term Loan Facility, and to the indenture trustee for the Third Lien Notes.
All of Borrowers’ reimbursement, indemnification and confidentiality obligations set forth in this Commitment Letter shall survive the termination of this Commitment Letter and shall remain in full force and effect regardless of whether any definitive documentation for the Exit Revolving Loan Facility shall be executed and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.
In the event Borrowers breach any of their obligations or agreements set forth in this Commitment Letter, at any Commitment Party’s option this Commitment Letter with respect to such Commitment Party and the commitments of such Commitment Party hereunder shall terminate and Borrowers shall forfeit any fees and expense reimbursements paid to such Commitment Party or the related Lead Arranger prior to such termination.
Borrowers agree that Bank of America may charge any and all amounts due by any Borrower under or in connection with this Commitment Letter to any loan account of any Borrower with Bank of America or any other account of any Borrower maintained with Bank of America.

Each of the Commitment Parties hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), such Commitment Party is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such Commitment Party to identify you in accordance with the Act.
This Commitment Letter and the Term Sheet shall be governed by laws of the State of Illinois. Each of the Borrowers, the Commitment Parties and the Lead Arrangers hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the transactions contemplated hereby and thereby or the actions of any Borrower, Commitment Party or Lead Arranger in the negotiation, performance or enforcement hereof.
This Commitment Letter, together with the Term Sheet and the Fee Letters, set forth the entire understanding of Borrowers, the Commitment Parties and the Lead Arrangers with respect to the Exit Revolving Loan Facility. This Commitment Letter may be modified or amended only by the written agreement of Borrowers, the Commitment Parties and the Lead Arrangers. This Commitment Letter is not assignable by Borrowers without each Commitment Party’s prior written consent and is intended to be solely for the benefit of Borrowers, the Commitment Parties and the other Indemnified Parties. Each of Bank of America and GE Capital may assign all or any portion of their respective commitments under the Exit Revolving Loan Facility to any affiliate of such party.
This offer will expire at 11:59 p.m. Chicago time on July 6, 2010, unless Borrowers execute this Commitment Letter, with the Term Sheet attached and with the Fee Letters, and returns this Commitment Letter and the Fee Letters to Bank of America at or prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (which may be signed in one or more counterparts) and the Term Sheet shall become binding agreements. Thereafter, this undertaking and commitment will expire on August 2, 2010, unless definitive documentation for the Exit Revolving Loan Facility is executed and delivered prior to such date.

This Commitment Letter shall be of no force and effect unless Borrowers deliver to the Commitment Parties, on or before 11:59 p.m. Chicago time on July 6, 2010, a copy of an order entered by the Bankruptcy Court in the Bankruptcy Case, in form and substance satisfactory to the Commitment Parties, authorizing Borrowers’ payment to the applicable Commitment Parties of the Bank of America Commitment Fee and the GE Commitment Fee (each as defined in the Commitment Fee Letter) due and payable upon effectiveness of this Commitment Letter pursuant to the Commitment Fee Letter (together with the payment of the Bank of America Commitment Fee to Bank of America and payment of the GE Commitment Fee to GE Capital in immediately available funds on or before July 6, 2010 (or, if such court approval becomes available on July 6, 2010 at a time later than the time that allows the Borrowers to make such payment on July 6, 2010, the payment of the Bank of America Commitment Fee to Bank of America and the GE Commitment Fee to GE Capital in immediately available funds on July 7, 2010)) and otherwise authorizing Borrowers’ acceptance of, and incurrence of its obligations under, this Commitment Letter, which order shall specifically provide that the Commitment Parties’ right to receive the Bank of America Commitment Fee and the GE Commitment Fee, as applicable, pursuant to the Commitment Fee Letter and reimbursement of all costs and expenses incurred in connection with the Borrowers’ account and the Exit Revolving Loan Facility outlined herein shall be entitled to priority as administrative expense claims under Section 503(b)(1) of the Bankruptcy Code, whether or not the Exit Revolving Loan Facility closes. In addition, the Commitment Parties’ commitments under this Commitment Letter shall be of no further force or effect if the Effective Date does not occur, and the financing transaction described herein does not close, on or before the expiration of the original term of the revolving loan DIP facility implemented by the Postpetition Agreement dated as of February 5, 2010 by and among the Borrowers, Bank of America and the other lenders party thereto.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ Thomas J. Brennan
	Name:	Thomas J. Brenan
	Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Robert E. Kelly
	Name:	Robert E. Kelly
	Title:	Duly Authorized Signatory

Accepted and Agreed to as of
July      , 2010:

NEENAH FOUNDRY COMPANY
DEETER FOUNDRY, INC.
MERCER FORGE CORPORATION
DALTON CORPORATION
DALTON CORPORATION, STRYKER MACHINING FACILITY CO.
DALTON CORPORATION, WARSAW MANUFACTURING FACILITY
ADVANCED CAST PRODUCTS, INC.
GREGG INDUSTRIES, INC.
A & M SPECIALTIES, INC.
NEENAH TRANSPORT, INC.
DALTON CORPORATION, KENDALLVILLE MANUFACTURING FACILITY
MORGAN’S WELDING, INC.

Each by:
Name:
Title:

SUMMARY OF TERMS AND CONDITIONS
$100,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

BORROWERS:	Neenah Foundry Company (“Neenah”) and certain domestic operating subsidiaries of Neenah, reorganized debtors under a plan of reorganization (the “Plan of Reorganization”) confirmed in Case No. 10-10360 (MFW) commenced under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (collectively, “Borrowers”).

GUARANTORS:	A single purpose holding company that directly owns all of the equity securities of Neenah (“Intermediate Parent”), the direct parent of Intermediate Parent (“Ultimate Parent”), and all existing and future direct and indirect domestic subsidiaries of Neenah that are not Borrowers, excluding immaterial subsidiaries (immaterial subsidiaries to be defined, but to include only subsidiaries with de minimis operations and assets) (collectively, “Guarantors”).

ADMINISTRATIVE AGENT:	Bank of America, N.A. (“Bank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined below).

CO-COLLATERAL AGENTS:	Bank of America and General Electric Capital Corporation (“GE Capital”)

JOINT LEAD ARRANGERS:	Bank of America and GE Capital Markets, Inc. (“GECM”)

LENDERS:	Bank, GE Capital, and potentially additional lenders to be determined (collectively, the “Lenders”).

CREDIT FACILITY:	A revolving credit facility of up to $100,000,000 (the “Exit Revolving Loan Facility”), including a $20,000,000 sub-limit for letters of credit (letters of credit would be 100% reserved against borrowing availability under the Exit Revolving Loan Facility).

FACILITY INCREASE:	The Exit Revolving Loan Facility will include a provision permitting Borrowers from time to time to increase the aggregate amount of the Exit Revolving Loan Facility with Administrative Agent’s consent by up to $20,000,000 with additional commitments from Lenders or new commitments from financial institutions acceptable to Borrowers and Administrative Agent in its reasonable discretion, provided that (i) no default or event of default shall exist at the time of any such increase, (ii) although Lenders shall have a pro rata right of first refusal to participate in such increase, no Lender shall be obligated to participate in such increase by increasing its own commitment amount, which decision shall be made in the sole discretion of each Lender, (iii) any such increase would be subject to the successful syndication of the increased commitments (or such lower increased amount as Borrowers may agree to) and (iv) as at the time of such proposed increase, the aggregate amount of such potential increase of the Revolving Credit Facility provided for in this paragraph shall not exceed the basket for the Revolving Credit Facility included in the Senior Term Loan Facility (as defined below) as then in effect.

SWINGLINE LOANS:	The Exit Revolving Loan Facility would include a sub-facility for Swingline Loans (“Swingline Loans”) to be made by Bank, in an amount to be mutually agreed among Administrative Agent, Borrowers and Lenders. The outstanding balance of the Swingline Loans would be subtracted from borrowing availability under the Exit Revolving Loan Facility.

PURPOSE:	The Exit Revolving Loan Facility would be used by Borrowers to on the effective date (the “Effective Date”) of the Plan of Reorganization (i) consummate the Plan of Reorganization on the Effective Date, including financing administrative expenses incurred by Borrowers in connection with their emergence from bankruptcy and making all distributions and payments required under the Plan of Reorganization, (ii) repay Borrowers’ secured working capital indebtedness (including the obligations to the Lenders under the working capital loan facility extended to Borrowers, as debtors-in-possession, during the pendency of the Bankruptcy Case (the “DIP Facility”)) and (iii) provide liquidity to Borrowers for general working capital purposes.

LOAN AVAILABILITY:	Advances under the Exit Revolving Loan Facility would be limited to a borrowing base (the “Borrowing Base”) calculated as follows: (a) 85% of eligible accounts receivable (excluding eligible tooling accounts receivable), plus (b) the lesser of (i) 85% of eligible tooling accounts receivable and (ii) $5,000,000, plus (c) the lesser of (i) $3,000,000 and (ii) the sum of 50% of eligible regular extended municipal accounts receivable, plus 25% of eligible extra extended municipal accounts receivable, plus (d) the lowest of (i) $50,000,000 (with such amount to be increased by 50% of the amount, if any, above $100,000,000 to which the aggregate amount of the Exit Revolving Loan Facility is increased pursuant to the facility increase provisions described above), (ii) 65% of the lower of cost or market value of eligible inventory, and (iii) 85% of the appraised net orderly liquidation value of eligible inventory, plus (e) the lesser of (i) 85% of the appraised net orderly liquidation value of eligible casting patterns and core boxes and (ii) $5,000,000, minus (f) such reserves as Bank may establish in its Permitted Discretion (to be defined).

Standards of eligibility as of the Effective Date would be agreed to among the Borrowers, the Administrative Agent and the Lenders,

but in any event would include the following ineligible categories, subject to the Administrative Agent’s right in its Permitted Discretion to adjust eligibility criteria after the Effective Date to the extent provided in the Exit Revolving Loan Facility Documentation:

Ineligible Accounts Receivable: (i) municipal accounts outstanding for more than 120 days after the original invoice date shown on the invoice or 90 days after the original due date shown on the invoice, (ii) non-municipal accounts outstanding for more than 90 days after the original invoice date shown on the invoice or 60 days after the original due date shown on the invoice, (iii) intercompany accounts, (iv) foreign accounts, (v) all accounts owing by an account debtor as to which 50% or more of the accounts owing by such account debtor are otherwise ineligible, (vi) contra accounts, (vii) federal government accounts not compliant with the Federal Assignment of Claims Act, (viii) accounts to any one account debtor or group of affiliated account debtors that are in excess of 20% of total eligible accounts to the extent of such excess, (ix) accounts owing by account debtors subject to a bankruptcy proceeding and (x) such other categories as are consistent with Amended and Restated Loan and Security Agreement dated as of December 29, 2006 among Borrowers, the lenders party thereto, and Bank, as agent for such lenders, as amended but excluding amendments made thereto upon the effectiveness of the DIP Facility (the “Prepetition Loan Agreement”) and agreed to by the Borrowers, the Administrative Agent and the Lenders.

Ineligible Regular Extended Municipal Accounts: (i) municipal accounts outstanding for more than 180 days after the invoice date or more than 150 days after the due date, and (ii) accounts that would otherwise be ineligible under the definition of Ineligible Accounts Receivable.

Ineligible Extra Extended Municipal Accounts: (i) municipal accounts outstanding for more than 270 days after the invoice date or more than 240 days after the due date, and (ii) accounts that would otherwise be ineligible under the definition of Ineligible Accounts Receivable.

Ineligible Inventory: (i) slow moving, obsolete and defective inventory, (ii) inventory in transit, (iii) returns, (iv) off-site inventory for which appropriate lien releases and waivers have not been obtained or for which a 3-month rent reserve in lieu thereof has not been established, (v) packing and shipping materials, (vi) inventory that is subject to a third party’s trademark or other intellectual property right, which trademark or right would prevent a sale of such inventory by the Administrative Agent on satisfactory terms in a default unless such third party and the Administrative Agent enter into an agreement with respect to the Administrative Agent’s remedies, (vii) consigned inventory as to which Borrowers have not completed documentation reasonably satisfactory to the Administrative Agent and (viii) such other categories as are consistent with the Prepetition Loan Agreement and agreed to by the Borrowers, the Administrative Agent and the Lenders.

Lenders would require minimum excess availability at closing of at least $20,000,000 after giving pro forma effect to all payments to be made to trade creditors under the Plan of Reorganization.

SECURITY:	All obligations to the Administrative Agent and the Lenders would be secured by a grant to the Administrative Agent for the benefit of the Lenders of (a) first priority security interests (subject to permitted liens to be agreed) upon all of each Borrower’s and each Guarantor’s existing and future acquired (i) accounts receivable, (ii) inventory, (iii) casting patterns and core boxes, (iv) deposit accounts, (v) cash, (vi) intercompany loans made using the proceeds of loans advanced under the Exit Revolving Loan Facility, (vii) policies of business interruption insurance, (viii) supporting obligations and letter of credit rights, (ix) chattel paper, documents, general intangibles, instruments and investment property evidencing or constituting proceeds of accounts, inventory, casting patterns and core boxes, (x) books and records relating to the foregoing and (xi) proceeds of the foregoing (collectively, “Revolver Senior Collateral”) and (b) second priority security interests (junior to the security interests in such assets securing the “Senior Term Loan Facility” (as defined below) and subject to permitted liens to be agreed) upon all of each Borrower’s and each Guarantor’s existing and future acquired (i) machinery and equipment, (ii) real property, (iii) equity securities, (iv) other property not included in the Revolver Senior Collateral, (v) books and records relating to the foregoing and (vi) proceeds of the foregoing (collectively, “Senior Term Loan Senior Collateral”).

MATURITY:	The Exit Revolving Loan Facility would mature 4 years after the closing date.

INTEREST, FEES AND EXPENSES:	See Schedule 1 attached hereto.

TERMS AND CONDITIONS:	The financing agreements would contain representations and warranties, covenants, events of default, and other provisions acceptible to the Lenders, including the following:

1. A minimum fixed charge coverage ratio of 1.1x, tested monthly during a Covenant Trigger Period (to be defined in the Loan and Security Agreement — proposed as revolver availability being less than the greater of 15% of the revolving commitment and $15MM). Upon the occurrence of a Covenant Trigger Period, the fixed charge coverage ratio covenant shall be immediately tested as of the last day of the most recently ended month for which financial statements have been delivered and thereafter for so long as such

Covenant Trigger Period remains in effect.

2. Borrowers’ agreement to provide the Lenders periodic financial and collateral reporting, including annual audited financial statements, monthly and quarterly internally prepared financial statements, annual financial projections (prepared on a month-by-month basis), and periodic borrowing base certificates, receivables agings and inventory reports. The frequency of borrowing base reporting to be agreed in a manner satisfactory to Agent and the Lenders.

3. Borrowers’ agreement to maintain insurance with insurance carriers (acceptable to Administrative Agent) against such risks and in such amounts as is customary for similar businesses, naming the Administrative Agent as mortgagee/loss payee, as its interest may appear.

4. Customary affirmative and negative covenants agreed to between the Lenders and Borrower, including without limitation restrictions on distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions, subject to customary exceptions to be negotiated.

5. Borrowers’ agreement to cause all proceeds of accounts receivable to be forwarded to a blocked account with respect to which the Administrative Agent will have immediate cash dominion on the Effective Date. The Borrowers shall have option to cause the cash dominion arrangement to be changed to a springing cash dominion arrangement rather than an immediate cash dominion arrangement as of any date following the Effective Date upon which Borrowers have had revolver availability in excess of the greater of 20% of the revolving commitment and $20MM for at least 90 consecutive days. In the event that Borrowers exercised such option and excess availability under the facility subsequently fell to an amount less than the greater of 20% of the revolving commitment and $20MM, Borrowers would be required to reinstate a cash dominion arrangement in favor of Administrative Agent upon the written election of Administrative Agent.

6. Administrative Agent would have the right to perform (a) semi-annual appraisals (or appraisals three times per year if an event of default exists) of Borrowers’ inventory other than casting patterns and core boxes, and (b) annual appraisals (or semi-annual appraisals if an event of default exists) of Borrowers’ casting patterns and core boxes. In addition, Administrative Agent would have the right to conduct field examinations three times per year, subject to a potential reduction to two times per year if certain criteria to be negotiated are met, and without any limitation if an event of default exists.

CONDITIONS PRECEDENT:	The extension of the aforementioned financing arrangement is subject to the fulfillment of a number of conditions to the Administrative Agent’s and Lenders’ satisfaction, including, but not limited to, the following:

1. Administrative Agent’s receipt of satisfactory new appraisals of Borrowers’ inventory and casting patterns and core boxes conducted by Hilco.

2. All legal documents with respect to the proposed transaction would be prepared by Administrative Agent and its counsel and be acceptable to Administrative Agent, Lenders and their respective counsel (including, without limitation, a credit agreement, security agreement, control agreements, mortgages, pledge agreements, intercreditor agreements and subordination agreements, and receipt of other documentation customary for transactions of this type including legal opinions, officers’ certificates, instruments necessary to perfect Administrative Agent’s first priority security interest in the Revolver Senior Collateral).

3. No material adverse change since March 31, 2010 in Borrowers’ assets, liabilities, business, financial condition, business, or results of operations.

4. Administrative Agent’s receipt of such third party documents as Administrative Agent may reasonably require (it being agreed and understood that the receipt of a landlord waiver agreement or other applicable third party document shall be one of the eligibility requirements for any inventory or casting patterns and core boxes that are located at a leased or other third party location; provided, however that in lieu thereof, a reserve of three months’ rent shall be established for any such location with respect to which a landlord waiver or other applicable third party document cannot be obtained), all in form and substance reasonably acceptable to Administrative Agent.

5. Receipt by Administrative Agent and Lenders of such historic financial statements, pro forma financial statements and projections with respect to Borrowers as Administrative Agent and Lenders reasonably deem appropriate.

6. The absence of any material disruption of or material adverse change in conditions in the financial, banking or capital markets that any Joint Lead Arranger, in its reasonable credit judgment, deem material in connection with the syndication of the Exit Revolving Loan Facility.

7. Neenah shall have obtained a loan of at least $60,000,000 (the “Senior Term Loan Facility”), secured by first priority security interests upon the Senior Term Loan Senior Collateral and second priority security interests (junior to the security interests in such assets securing the Exit Revolving Loan Facility) upon the Revolver Senior Collateral, all on terms and pursuant to agreements in form and substance satisfactory to Administrative Agent and Lenders. The lenders under the Senior Term Loan Facility shall have entered into an intercreditor agreement with Administrative Agent in form and substance satisfactory to Administrative Agent and Lenders. The proceeds of the Senior Term Loan Facility shall be used to (i) refinance all of the Borrowers’ obligations under the Term Loan DIP Agreement (as defined under the DIP Facility), (ii) making all distributions and payments required under the Plan of Reorganization, including financing of administrative expenses incurred by Borrowers in connection with their emergence from bankruptcy, (iii) repay obligations under the DIP Facility and the Exit Revolving Loan Facility, and (iv) provide liquidity to Borrowers for working capital purposes.

8. Neenah shall have proposed a Plan of Reorganization and accompanying Disclosure Statement, which shall provide for the Exit Revolving Loan Facility, shall provide for a conversion of Borrowers’ existing 9.5% Secured Notes into a combination of $50,000,000 of debt securities (the “Third Lien Notes”) and equity securities of Parent, shall provide for a conversion of Borrowers’ existing 12.5% Subordinated Notes into equity securities of Parent, on terms and conditions reasonably acceptable to Administrative Agent and each Lender. The trustee for the Third Lien Notes shall have entered into an intercreditor agreement with Administrative Agent and the lenders under the Senior Term Loan Facility in form and substance satisfactory to Administrative Agent and Lenders.

9. The Plan of Reorganization shall have been confirmed by a final order entered by the Bankruptcy Court (the “Confirmation Order”), in form and substance reasonably acceptable to Administrative Agent and each Lender, and which has not been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay. Moreover, the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending, and the Confirmation Order must otherwise be in full force and effect.

10. All conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or, with the prior written consent of Administrative Agent and each Lender, waived) in the reasonable judgment of Administrative Agent and each Lender; provided, however, that except as consented to by Administrative Agent and each Lender, the Bankruptcy Court’s retention or jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Documents or any rights or remedies related thereto.

11. There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator of governmental instrumentality which relates to the Plan of Reorganization, Exit Revolving Loan Facility, the DIP Facility and the Prepetition Loan Agreement or which, in the reasonable business judgment of Administrative Agent and the Lenders, has any reasonable likelihood of having a material adverse effect.

CLEAR MARKET PROVISION:	From the date of the commitment letter to which this Term Sheet is attached until the earlier of (i) closing of the Exit Revolving Loan Facility and (ii) the date that is 120 days following the date of the commitment letter to which this term sheet is attached, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Borrowers, other than the Senior Term Loan Facility and the Third Lien Notes. Borrowers will immediately advise Administrative Agent and Lenders if any such transaction is contemplated. For the avoidance of doubt, seeking a lender to provide for a facility increase to the Exit Revolving Loan Facility as contemplated herein shall not constitute a breach of this provision.

CO-COLLATERAL AGENT RIGHTS:	The definitive documentation for the Exit Revolving Loan Facility (the “Exit Revolving Loan Facility Documentation”) shall expressly provide that:

(a) Each Co-Collateral Agent shall have rights under the Exit Revolving Loan Facility Documentation that are as expansive as the rights, if any, afforded thereunder to the Administrative Agent relating to (i) the definitions in the Exit Revolving Loan Facility Documentation of revolver availability, excess availability, or Borrowing Base (or any other comparable term) and any component of each such definition (including, without limitation, reserves, advance rates, appraised values, eligibility criteria, reporting requirements and appraisals, examinations and collateral audits), and (ii) the establishment, determination, modification or release of any of the reserves established against the Borrowing Base pursuant to the definition thereof in the Exit Revolving Loan Facility

Documentation;

(b) Any provision in any of the Exit Revolving Loan Facility Documentation (including any of the aforesaid intercreditor agreements or any other provisions relating to any of the matters covered by the immediately preceding paragraph or the validity, extent, perfection or priority of the Liens granted to the Administrative Agent in regards to the collateral for the Exit Revolving Loan Facility (collectively, the “Collateral Issues”) which would otherwise need the consent or approval of or to be satisfactory or acceptable to the Administrative Agent shall be deemed to require the consent or approval of or be reasonably satisfactory or reasonably acceptable to (as the case may be) each of the Co-Collateral Agents provided that GE Capital shall not be named on financing statements nor have responsibility for the actual administration of Collateral with regard to which perfection is obtained through possession or control;

(c) If any provision in any of the Exit Revolving Loan Facility Documentation relating to a Collateral Issue allows the Administrative Agent to request that any action be taken or any documents or other information be provided by or on behalf of any Borrower or Guarantor, the Administrative Agent shall make any such request at the direction of any Co-Collateral Agent and shall provide each Co-Collateral Agent with any such documents or information so requested after the receipt thereof by the Administrative Agent; and

(d) In the event that all of the Co-Collateral Agents and the Administrative Agent cannot in good faith agree on any issue relating to any or all of the Borrowing Base, reserves, any Borrowing Base eligibility standards or advance rates, Borrowing Base reporting, Collateral appraisals or examinations, or any other action or determination relating to any Collateral Issue, the resolution of such issue shall be to require that the more conservative credit judgment be implemented (that is, that would result in the least amount of credit being available to the Borrowers under the Exit Revolving Loan Facility Documentation);

provided, however, that notwithstanding anything in the Exit Revolving Loan Facility Documentation and the foregoing to the contrary, (i) the Administrative Agent shall have sole and exclusive authority and responsibility under the credit agreement for the Exit Revolving Loan Facility and the other Exit Revolving Loan Facility Documentation (without the consent or further approval of any Co-Collateral Agent) to make overadvances and Administrative Agent loans to the Borrowers in a manner that is consistent with the terms and conditions of the Prepetition Loan Agreement and to select, employ and retain all attorneys, advisors, appraisers or other professionals retained or to be retained by the Administrative Agent,

(ii) neither Bank of America nor GE Capital shall assign any of its rights, powers, duties or obligations as a Co-Collateral Agent under the Exit Revolving Loan Facility Documentation to any person (other than an affiliate of such person designated by such person from time to time in writing to the Administrative Agent as a Co-Collateral Agent) without the prior written consent of the Administrative Agent and (iii) all rights of each Co-Collateral Agent hereunder and the obligation of the Administrative Agent to comply with any request or direction of such Co-Collateral Agent shall be at all times subject to the terms and conditions of and any other limitations set forth in the intercreditor agreements entered into with the lenders under the Secured Term Loan Facility and the trustee for the holders of the Third Lien Notes; and

provided, further, that in the event that GE Capital and its affiliates shall cease to hold at least 25% of the aggregate commitments/loans of all Lenders under the Senior Credit Facility, GE Capital shall no longer be a Co-Collateral Agent and Bank of America shall thereafter and until maturity of the Senior Credit Facility be vested with exclusive authority concerning all rights previously vested in the Co-Collateral Agents under the Senior Credit Facility Documentation.

OTHER:	This Summary of Terms and Conditions is intended as an outline of certain of the material terms of the Exit Revolving Loan Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for the Exit Revolving Loan Facility.

SCHEDULE 1
INTEREST, FEES AND EXPENSES

FEE LETTERS:	Borrowers would pay fees as described in the separate fee letters executed in connection with the commitment letter to which this Term Sheet is attached.

UNUSED LINE FEE:	An unused line fee calculated on the unused portion of the Exit Revolving Loan Facility would be payable monthly in arrears, with the amount of such unused line fee to equal 0.50% per annum.

INTEREST RATES:	The Exit Revolving Loan Facility would bear interest at a rate equal to LIBOR plus an Applicable Margin (as set forth below) or the Base Rate plus an Applicable Margin (as set forth below), as selected by the Borrowers.

LIBOR would be defined in accordance with Administrative Agent’s customary practices. Base Rate would mean Administrative Agent’s prime rate, which is not necessarily the lowest rate at which Administrative Agent makes loans.

LIBOR loans would be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR loans, and minimum dollar amounts of each LIBOR loan.

All interest would be calculated on the basis of actual number of days elapsed in a year of 360 days. If an event of default exists, all loans and other obligations would bear interest at a rate 200 basis points in excess of the otherwise applicable rate.

APPLICABLE MARGIN:	From the closing date to, but not including, the first Adjustment Date (as hereinafter defined), the “Applicable Margin” shall be the percentages set forth below with respect to Base Rate loans and LIBOR loans

Base Rate Margin: 2.25% LIBOR Margin: 3.75%

The percentages set forth above will be adjusted on the first day of the calendar month following the last day of each fiscal quarter, beginning on January 1, 2011 (each such date, an “Adjustment Date”), effective prospectively, based on the Borrowers’ average excess availability for the fiscal quarter most recently ending in accordance with the following:

Average Excess Availability	Base Rate Margin	LIBOR Margin

Less than $15,000,000	2.50%	4.00%
Greater than or equal to $15,000,000 but less than $35,000,000	2.25%	3.75%
Greater than or equal to $35,000,000	2.00%	3.50%

LETTER OF CREDIT FEES:	Borrowers would pay (a) a letter of credit fee monthly in arrears on all letters of credit equal to the applicable per annum LIBOR margin (calculated on the basis of actual number of days elapsed in a year of 360 days), (b) a 0.125% fronting fee to Administrative Agent upon the issuance of each letter of credit, and (c) Administrative Agent’s customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to letters of credit.

EXPENSES:	Borrowers shall pay or reimburse, all reasonable and documented, out-of-pocket fees, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and costs and expenses associated with due diligence, travel, appraisals, valuations and audits (the “Expenses”) incurred by or on behalf of Administrative Agent and/or any Co-Collateral Agent in connection with (i) the preparation, negotiation, execution and delivery of any commitment letter, the Term Sheet, and any and all documentation for the Exit Revolving Loan Facility, and (ii) the enforcement of Administrative Agent’s or any Co-Collateral Agent’s rights and remedies under the commitment letter to which this Term Sheet is attached, in each case irrespective of whether the Exit Revolving Loan Facility is consummated; provided that Borrowers’ obligation to pay or reimburse GE Capital’s and GECM’s out-of-pocket fees, costs and expenses under clause (i) above and clause (i) of the expense reimbursement paragraph of the commitment letter to which this term sheet is attached shall be capped at $50,000 in the aggregate. Borrowers’ reimbursement obligation hereunder shall apply whether or not the Exit Revolving Loan Facility outlined herein closes, and the Administrative Agent’s and each Co-Collateral Agent’s right to receive reimbursement of all costs and expenses incurred in connection with Borrowers’ account and the Exit Revolving Loan Facility outlined herein shall be entitled to priority as an administrative expense claim under Section 503(b)(1) of the Bankruptcy Code, and shall be payable upon demand by the Administrative Agent or any Co-Collateral Agent without further order of the Bankruptcy Court, whether or not the Exit Revolving Loan Facility outlined herein closes. The Exit Revolving Loan Facility shall provide customary expense reimbursement provisions in connection with the administration and enforcement of the Exit Revolving Loan Facility by Administrative Agent and any Co-Collateral Agent.

Exhibit 7
June 25, 2010
Neenah Foundry Company
2121 Brooks Avenue
P.O. Box 729
Neenah, WI 54957
Attn: President and Chief Executive Officer
TERM LOAN COMMITMENT LETTER
$60,000,000 EXIT TERM LOAN FACILITY
Ladies and Gentlemen:
     We understand that Neenah Foundry Company, a Wisconsin corporation (the “Company”), the direct parent of the Company, NFC Castings, Inc, a Delaware corporation (the “Intermediate Parent”), the direct parent of the Intermediate Parent and the indirect parent of the Company, Neenah Enterprises, Inc., a Delaware corporation (the “Ultimate Parent”) and certain of their direct and indirect subsidiaries (such subsidiaries, together with the Company, the Intermediate Parent and the Ultimate Parent, collectively, the “Loan Parties”), have commenced a case on February 3, 2010 under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (collectively the “Case”). We further understand that the Loan Parties expect that the Bankruptcy Court will approve a plan of reorganization (the “Plan”), pursuant to which Plan the Loan Parties will exit bankruptcy. In connection therewith, the Term Loan Commitment Parties (as defined below) wish to advise you of their interest in structuring and arranging a senior secured term loan facility in an aggregate principal amount of up to $60,000,000 (the “Exit Term Loan Facility”), and their several but not joint commitment to provide the entire principal amount of the Exit Term Loan Facility.
     For purposes of this term loan commitment letter (this “Term Loan Commitment Letter”), (i) “GoldenTree” shall mean GoldenTree Asset Management LP, not in its individual capacity but on behalf of certain funds and/or accounts that it manages and/or advises, as it shall determine to be appropriate to provide the commitment herein; (ii) “MacKay” shall mean MacKay Shields LLC, not in its individual capacity but on behalf of certain funds and/or accounts that it manages and/or advises, as it shall determine to be appropriate to provide the commitment herein; and (iii) GoldenTree and

MacKay shall be individually referred to as a “Term Loan Commitment Party” and collectively referred to as the “Term Loan Commitment Parties”.
     Subject to the terms and conditions described in this Term Loan Commitment Letter and the Summary of Terms and Conditions attached hereto as Annex I (the “Term Loan Term Sheet”), (i) GoldenTree is pleased to inform you of its several and not joint commitment to provide the principal amount of the Exit Term Loan Facility set forth opposite its name on Annex II; and (ii) MacKay is pleased to inform you of its several and not joint commitment to provide the principal amount of the Exit Term Loan Facility set forth opposite its name on Annex II. The Company’s obligations in respect of the Exit Term Loan Facility, as the borrower thereunder, shall be guaranteed by the Intermediate Parent, the Ultimate Parent and the direct and indirect subsidiaries of the Company (other than immaterial subsidiaries having de minimis operations and assets), and the Loan Parties’ obligations in respect of the Exit Term Loan Facility shall be secured by a perfected first priority security interest in and liens on the Term Loan Priority Collateral (as defined in the Term Loan Term Sheet) and a perfected second priority security interest in and liens on the Revolving Loan Priority Collateral (as defined in the Term Loan Term Sheet), as described in the Term Loan Term Sheet.
     The Company agrees that Wilmington Trust FSB will act as the sole administrative agent for the Exit Term Loan Facility (in such capacity, together with its successors and permitted assigns, the “Term Loan Agent”) upon the terms and subject to the conditions set forth in this Term Loan Commitment Letter and the Term Loan Term Sheet. No arrangers, bookrunners, or other agents or co-agents will be appointed, or other titles conferred, and no Exit Term Loan Lender (as defined in the Term Loan Term Sheet) will receive any compensation of any kind for its participation in the Exit Term Loan Facility, except as expressly provided in the Term Loan Term Sheet, in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Exit Term Loan Facility (the “Term Loan Fee Letter”), and in the fee letter of even date herewith in favor of the Term Loan Agent (the “Term Loan Agent Fee Letter”), in order to obtain its commitment to participate in the Exit Term Loan Facility, in each case, without the consent of the Term Loan Commitment Parties hereunder.
1. Conditions Precedent. The several and not joint commitment of each of the Term Loan Commitment Parties hereunder and the several and not joint agreements of each of the Term Loan Commitment Parties to perform the services described herein are subject to:
     (a) the preparation, execution and delivery of definitive documentation with respect to the Exit Term Loan Facility customary for similar financings, including, without limitation, a credit agreement, security agreements and pledge agreements incorporating substantially the terms and conditions outlined in this Term Loan Commitment Letter and the Term Loan Term Sheet and otherwise satisfactory in form and substance to the Term Loan Commitment Parties and their counsel (the “Operative Documents”), on or before August 2, 2010;
     (b) there not having occurred (i) one or more casualty or condemnation events, force majeure or acts of God, which have resulted in or could reasonably be expected to result in a material adverse change in the business, assets, operations, performance, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of the Ultimate Parent and its subsidiaries, taken as a whole, since March 31, 2010 or (ii) in such Term Loan Commitment Party’s judgment, a material disruption of or change in the lending, financial, banking or capital market conditions generally;
     (c) the Company having entered into the Revolving Loan Commitment Letter and the Revolving Loan Exit Facility (each term as defined in the Term Loan Term Sheet), in each case, in form and substance satisfactory to the Exit Term Loan Lenders, and the Revolving Loan Commitment Letter and the Revolving Loan Exit Facility remaining in full force and effect;
     (d) the material accuracy and completeness of all material representations that the Loan Parties and their affiliates make to the Term Loan Commitment Parties and all information (taken as a whole) that the Loan Parties and their affiliates furnish to the Term Loan Commitment Parties;
     (e) the payment in full of all fees, expenses and other amounts payable when due under this Term Loan Commitment Letter and the Term Loan Fee Letter, which payment may be made with the proceeds of the initial drawings under Exit Term Loan Facility and the Revolving Loan Exit Facility on the Closing Date (as defined in the Term Loan Term Sheet);
     (f) such Term Loan Commitment Party’s satisfaction with, and the approval by the Bankruptcy Court of, (i) all aspects of the Exit Term Loan Facility and the Revolving Loan Exit Facility and the transactions contemplated thereby, and the Operative Documents and (ii) all actions to be taken, all undertakings to be made and obligations to be incurred by the Loan Parties in connection with the Exit Term Loan Facility and the Revolving Loan Exit Facility (all such approvals to be evidenced by the entry of one or more orders of the Bankruptcy Court satisfactory in form and substance to such Term Loan Commitment Party, which orders shall, among other things, approve the payment by the Company of all fees and expenses that are provided for in the Term Loan Term Sheet);
     (g) the execution, delivery and compliance with the terms of this Term Loan Commitment Letter, the Term Loan Fee Letter and Term Loan Agent Fee Letter; and
     (h) the other “Conditions Precedent to the Closing of the Exit Term Loan” set forth in the Term Loan Term Sheet.
     Please note that those matters that are not covered or made clear in this Term Loan Commitment Letter or the Term Loan Term Sheet are subject to mutual agreement of the parties.
2. Commitment Termination. Each Term Loan Commitment Party’s commitment set forth in this Term Loan Commitment Letter will terminate on the earlier of 5:00 p.m. New York City time on August 2, 2010 and the date of execution and delivery of the Operative Documents. Before such date, the Term Loan Commitment Parties may terminate this Term Loan Commitment Letter if any event occurs or information becomes available that, in their sole judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1. In addition, each Term Loan Commitment Party’s commitment set forth in this Term Loan Commitment Letter is subject to termination pursuant to the last paragraph of this Term Loan Commitment Letter.
3. Exclusivity. The Company agrees to work exclusively with the Term Loan Commitment Parties to consummate the financing contemplated herein and agrees that it will not, and it will not permit any other Loan Party to, (a) engage in any discussions with any other lender or funding source regarding a financing alternative to the Exit Term Loan Facility, (b) provide any deposit to any other lender or funding source in connection with a financing alternative to the Exit Term Loan Facility, (c) solicit or accept a proposal or commitment from another lender or funding source in connection with a financing alternative to the Exit Term Loan Facility, or (d) otherwise permit or encourage another person to solicit a financing proposal or conduct due diligence in connection with a financing alternative to the Exit Term Loan Facility; provided, however, that the foregoing shall not restrict the Company from negotiating and entering into the Revolving Loan Exit Facility or the New Secured Notes.
4. Indemnification. The Company agrees to indemnify and hold harmless the Term Loan Agent, each Term Loan Commitment Party, each Exit Term Loan Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Term Loan Commitment Letter, the Term Loan Term Sheet, the Term Loan Fee Letter or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Exit Term Loan Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by any Loan Party, any securityholder or creditor of any Loan Party, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
     No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party, or any of its securityholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages including, without limitation, any loss of profits, business or anticipated savings) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.
5. Costs and Expenses. The Company agrees to pay or reimburse the Term Loan Agent and the Term Loan Commitment Parties on demand, but in no event later than five (5) business days after such demand, for all reasonable out-of-pocket costs and expenses incurred by the Term Loan Agent and the Term Loan Commitment Parties in connection with the Exit Term Loan Facility (together with reasonable supporting documentation therefor) and the preparation, negotiation, execution and delivery of this Term Loan Commitment Letter, the Term Loan Term Sheet, the Term Loan Fee Letter, the Operative Documents, the administration, amendment, modification or waiver thereof and any security arrangements in connection therewith, including, without limitation, the reasonable fees, costs and expenses of counsel, including local counsel, to the Term Loan Agent and the Term Loan Commitment Parties (whether incurred before or after the date hereof), whether or not any of the transactions contemplated hereby are consummated. The Company further agrees to pay all costs and expenses of the Term Loan Agent and the Term Loan Commitment Parties (including, without limitation, the fees, costs and expenses of counsel, including local counsel, to the Term Loan Agent and the Term Loan

Commitment Parties) incurred in connection with the enforcement of any of its rights and remedies hereunder or under the Term Loan Term Sheet, the Term Loan Fee Letter or the Operative Documents.
6. Confidentiality. By accepting delivery of this Term Loan Commitment Letter, the Company agrees that this Term Loan Commitment Letter, the Term Loan Term Sheet and the Term Loan Fee Letter are for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person or entity (whether legal or other entity), other than (x) officers, directors, employees, accountants, attorneys and other advisors of the Loan Parties, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby and (y) the legal and financial advisors of the Revolving Credit Lenders (as defined in the Term Loan Term Sheet). Notwithstanding the foregoing, the Company may disclose this Term Loan Commitment Letter (excluding Annex II hereto) and the Term Loan Term Sheet (but not the Term Loan Fee Letter) (i) as compelled in a judicial or administrative proceeding or as otherwise required by law (in which case the Company agrees to inform the Term Loan Commitment Parties promptly thereof), (ii) in filings with the Bankruptcy Court presiding over the Case and (iii) in the case of the Term Loan Fee Letter, in filings under seal with the Bankruptcy Court presiding over the Case.
7. Representations and Warranties. The Company represents and warrants that (i) all information (other than financial projections) that has been or will hereafter be made available to the Term Loan Agent, any Term Loan Commitment Party, any Exit Term Loan Lender or any potential Exit Term Loan Lender by or on behalf of the Loan Parties or any of their respective affiliates or representatives in connection with the transactions contemplated hereby (when taken as a whole) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of the Loan Parties or any of their respective representatives and made available to the Term Loan Agent, any Term Loan Commitment Party, any Exit Term Loan Lender or any potential Exit Term Loan Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Term Loan Agent and the Term Loan Commitment Parties (it being understood that such projections are subject to uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that no assurance can be given that the projections will be realized). If at any time from the date hereof until the effectiveness of the Operative Documents any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then the Loan Parties will promptly supplement the information and the financial projections so that such representations and warranties contained in this paragraph will be correct.
     In issuing this Term Loan Commitment Letter and in arranging the Exit Term Loan Facility (including any syndication of the Exit Term Loan Facility), the Term Loan Agent and the Term Loan Commitment Parties will be entitled to use, and to rely on the accuracy of, the information furnished to them by or on behalf of the Loan Parties and their respective affiliates without responsibility for independent verification thereof.
8. No Third Party Reliance, Etc. The agreements of the Term Loan Commitment Parties hereunder and of any Exit Term Loan Lender that issues a commitment to provide financing under the

Exit Term Loan Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person.
9. Sharing Information; Absence of Fiduciary Relationship. The Company acknowledges that the Term Loan Agent, each Term Loan Commitment Party and/or one or more of their affiliates may provide financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with the interests of the Loan Parties. None of the Term Loan Agent, any Term Loan Commitment Party, or any of their affiliates will use in connection with the transactions contemplated hereby, or furnish to the Loan Parties, confidential information that the Term Loan Agent, such Term Loan Commitment Party or any of their affiliates obtained or may obtain from any other person.
     The Company further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Term Loan Agent or any of the Term Loan Commitment Parties, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Term Loan Commitment Letter or the Term Loan Term Sheet, irrespective of whether the Term Loan Commitment Parties or their respective affiliates have advised or are advising you on other matters, and (b) the Company will not bring or otherwise assert any claim against the Term Loan Agent or any of the Term Loan Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Term Loan Agent and Term Loan Commitment Parties shall have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including the Company’s stockholders, employees or creditors.
10. Assignments. The Company may not assign this Term Loan Commitment Letter (including the Term Loan Term Sheet), the Term Loan Fee Letter or the Term Loan Commitment Parties’ commitment hereunder without the prior written consent of each Term Loan Commitment Party, and any attempted assignment without such consent shall be void. Each Term Loan Commitment Party may assign its rights and obligations under this Term Loan Commitment Letter (including the Term Loan Term Sheet and the Term Loan Fee Letter), in whole or in part, to any of its affiliates or funds and/or accounts that it manages or advises or to any other Term Loan Commitment Party or, with the prior written consent of the other Term Loan Commitment Parties and, to the extent the Company has not defaulted under any obligation hereunder or under the Term Loan Fee Letter, the Company (such consent of the Company not to be unreasonably withheld, delayed or conditioned), to any other potential Exit Term Loan Lender and upon such assignment, such assigning Term Loan Commitment Party will be released from the portion of its commitment hereunder that has been so assigned.
11. Amendments. This Term Loan Commitment Letter and the Term Loan Term Sheet may not be amended or any provision hereof waived or modified except by written agreement signed by each party hereto.
12. Governing Law, Etc. This Term Loan Commitment Letter and the Term Loan Term Sheet shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Section 5-1401 of the New York General Obligations Law. This Term Loan Commitment Letter, the Term Loan Term Sheet, the Term Loan Fee Letter and the Term Loan Agent Fee Letter set forth the entire agreement among the parties with respect to the matters addressed herein and therein and supersedes all prior communications, written or oral, with respect hereto, including the

“Exit Roll Option” under and as defined in that certain Term Loan DIP Commitment Letter, dated as of February 3, 2010, by and among the Term Loan Commitment Parties and the Company (which Exit Roll Option the parties hereto agree is hereby terminated and is of no further force or effect). This Term Loan Commitment Letter and the Term Loan Term Sheet may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Term Loan Commitment Letter. Delivery of an executed counterpart of a signature page to this Term Loan Commitment Letter by facsimile or electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart of this Term Loan Commitment Letter. Sections 3 through 7 and 12 and 13 shall survive the expiration or termination of this Term Loan Commitment Letter whether or not the Operative Documents shall be executed and delivered. The Company acknowledges that information and documents relating to the Exit Term Loan Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.
13. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Term Loan Commitment Letter or the Term Loan Term Sheet or the transaction contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.
14. Jurisdiction. By its execution and delivery of this Term Loan Commitment Letter, each of the parties hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Term Loan Commitment Letter, the Term Loan Term Sheet or the Term Loan Fee Letter, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal or state court in the borough of Manhattan, the city of New York, and by execution and delivery of this Term Loan Commitment Letter, each of the parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.
15. Termination. The Company may terminate this Term Loan Commitment Letter upon written notice to the Term Loan Agent and the Term Loan Commitment Parties at any time, provided that all obligations of the Company with respect to (i) the payment and reimbursement of all costs and expenses incurred by the Term Loan Agent and the Term Loan Commitment Parties to the extent payable pursuant to this Term Loan Commitment Letter, (ii) the payment of all fees due to the Term Loan Agent or the Term Loan Commitment Parties pursuant to this Term Loan Commitment Letter or the Term Loan Fee Letter and (iii) the fifth sentence of Section 12 hereof, shall survive the termination of this Term Loan Commitment Letter.
16. PATRIOT Act Notification. The Term Loan Commitment Parties hereby notify the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Term Loan Commitment Parties and each Exit Term Loan Lender is required to obtain, verify and record information that identifies the borrower and each guarantor under the Exit Term Loan Facility, which information includes the name, address, tax identification number and other information regarding the borrower and each guarantor that will allow the Term Loan Commitment Parties or such Exit Term Loan Lender to identify the borrower and each guarantor in accordance with the PATRIOT Act and is effective as to each Term Loan Commitment Party and each Exit Term Loan Lender.
     Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Term Loan Commitment Letter and returning them to the Term Loan Commitment Parties at or before 11:59 p.m. (New York City time) on July 6, 2010, the time at which the commitment of the Term Loan Commitment Parties set forth above (if not so accepted prior thereto) will expire.
     The Term Loan Commitment Parties are pleased to have been given the opportunity to assist you in connection with this financing.
[Remainder of Page Intentionally Left Blank]

Very truly yours, GOLDENTREE ASSET MANAGEMENT LP, not in its Individual and Principal capacity but as Investment Advisor on behalf of one or more managed accounts, as a Term Loan Commitment Party
By:	/s/ Barry Ritholz
	Name:	Barry Ritholz
	Title:	Vice President

Signature Page to Term Loan Commitment Letter

MACKAY SHIELDS LLC, as investment advisor or sub-advisor to certain funds and/or accounts, as a Term Loan Commitment Party
By:	/s/ J. MATTHEW PHILO
	Name:	J. MATTHEW PHILO
	Title:	SENIOR MANAGING DIRECTOR

Signature Page to Term Loan Commitment Letter

ACCEPTED AND AGREED on July ___, 2010: NEENAH FOUNDRY COMPANY
By:
Name:
Title:

Signature Page to Term Loan Commitment Letter

Annex I
Term Loan Term Sheet

EXIT TERM LOAN FACILITY
Summary of Terms and Conditions
This Summary of Terms and Conditions (this “Exit Term Sheet”) outlines certain terms related to a proposed exit financing described below and referred to as the “Exit Term Loan Facility” in that certain Exit Term Loan Commitment Letter, dated June 25, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Exit Term Loan Commitment Letter”) addressed to the Borrower from the Exit Term Loan Commitment Parties named therein. This Exit Term Loan Term Sheet does not address all the terms and conditions of the Exit Term Loan Facility and terms and conditions not set forth herein shall be subject to mutual agreement among the parties to the Exit Term Loan Commitment Letter. Certain references are made herein to the Revolving Loan Exit Facility described below and referred to as the “Revolving Loan Exit Facility” in the Revolving Loan Commitment Letter, dated June 25, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Revolving Loan Commitment Letter”) addressed to the Borrower from the commitment parties named therein. This Exit Term Sheet is part of, and subject to, the Exit Term Loan Commitment Letter. Capitalized terms used but not defined in this Exit Term Sheet shall have the meanings ascribed to such terms in the Exit Term Loan Commitment Letter.

Borrower:	Neenah Foundry Company, a Delaware[1] corporation (the “Borrower”), as a reorganized debtor upon emergence from a case (together with the cases of its affiliated debtors and debtors-in-possession, the “Case”) filed under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Guarantors:	Each of the Borrower’s direct and indirect subsidiaries (other than immaterial subsidiaries having de minimis operations and assets), the direct parent of the Borrower, NFC Castings Inc., a Delaware corporation (the “Intermediate Parent”), and the direct parent of the Intermediate Parent and indirect parent of the Borrower, Neenah Enterprises, Inc., a Delaware corporation (the “Ultimate Parent”), (each, a “Guarantor” and collectively, the “Guarantors”; together with the Borrower, individually a “Loan Party” and collectively, the “Loan Parties”).

Exit Agent:	Wilmington Trust FSB (in such capacity, together with its successors and assigns, the “Exit Agent”).

Exit Term Loan Lenders:	(i) GoldenTree Asset Management, LP, on behalf of certain funds and/or accounts that it manages and/or advises, and (ii) MacKay Shields LLC, on behalf of certain funds and/or accounts that it manages and/or advises (and together with their successors and permitted assignees, each a “Exit Term Loan Lender” and collectively, the “Exit Term Loan Lenders”).

Exit Term Loan Facility:	A secured term loan facility (the “Exit Term Loan Facility”) in an aggregate principal amount not to exceed $60,000,000 (the loans under the Exit Term Loan Facility, the “Exit Term Loans”; and the transactions

[1]	Borrower will be converted to a Delaware corporation as part of the restructuring pursuant to Section 5.4(b) of the Plan.

contemplated hereby and by the Revolving Loan Exit Facility (as defined below), the “Transactions”). Subject to the satisfaction or waiver of all conditions thereto set forth in the Exit Term Loan Documents (as defined below), the Exit Term Loans will be made in a single drawing on the Closing Date. Once repaid, the Exit Term Loans incurred under the Exit Term Loan Facility cannot be reborrowed.

Closing Date:	On or before August 2, 2010 (the “Closing Date”).

Maturity:	All obligations under the Exit Term Loan Facility will be due and payable in full in cash on the earlier of (i) the date occurring fifty-four (54) months after the Closing Date (such date, the “Exit Term Loan Maturity Date”) and (ii) the acceleration of the Exit Term Loan upon the occurrence of an event referred to below under “Termination” (such earlier date, the “Exit Term Loan Termination Date”). Unless otherwise agreed by the Exit Lenders, the principal of, and accrued interest on, the Exit Term Loan and all other amounts owing to the Exit Agent and the Exit Term Loan Lenders under the Exit Term Loan Facility shall be payable on the Exit Term Loan Termination Date.

Purpose:	The Exit Term Loan Facility shall be available for (i) refinancing the term loans outstanding as of the Closing Date (collectively, the “Outstanding DIP Term Loans”) under that certain Super-Priority Secured Debtor-In-Possession Multiple Draw Term Loan Agreement, dated as of February 5, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Term Credit Agreement”), among the Borrower, each of the guarantors named therein, the lenders party thereto, and Wilmington Trust FSB, as administrative agent for the Lenders, (ii) making all distributions and payments required under the Plan of Reorganization (as defined below), including financing of administrative expenses incurred by the Borrower in connection with its emergence from bankruptcy, (iii) repaying the obligations under the Revolving Loan Exit Facility (as defined below) or the Loan Parties’ revolving debtor-in-possession credit facility (the “Revolving Loan DIP Facility”) under that certain Postpetition Agreement dated as of February 5, 2010, by and among the Loan Parties, Bank of America, N.A., as agent, and the lenders party thereto, and (iv) working capital and other general corporate purposes of the Borrower.

Documentation:	The Exit Term Loan Facility will be evidenced by a credit agreement (the “Exit Term Loan Agreement”), collateral documents, guarantees and other legal documentation (collectively, together with the Exit Term Loan Agreement, the “Exit Term Loan Documents”), in each case, in form and substance satisfactory to the Exit Agent and the Exit Term Loan Lenders.

Interest:	The Exit Term Loans will bear interest at one of the following rates as follows at the Borrower’s option:

(a) the Applicable Margin plus the current LIBOR rate as determined by the Exit Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which United States Dollar deposits are offered to major banks in

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the London interbank market two (2) business days prior to the commencement of the requested interest period, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two or three months (the “LIBOR Rate”), payable at the end of the relevant interest period, but in any event at least quarterly; provided, however, that in no event shall the LIBOR Rate at any time be less than 2.00%; or

(b) the Applicable Margin plus a per annum rate equal to the higher of (a) the rate of interest announced from time to time, as the prime lending rate in the Wall Street Journal and (b) the sum of (i) 0.50% per annum plus (ii) the Federal Funds Rate (to be defined in the Exit Term Loan Agreement) (the “Base Rate”), payable at the end of the relevant interest period, but in any event at least quarterly; provided, however, that in no event shall the Base Rate at any time be less than 3.00%.

“Applicable Margin” means a rate per annum equal to 9.00% in the case of LIBOR Rate and 8.00% in the case of Base Rate.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

Fees:	A closing fee equal to 2.00% of the maximum amount of the Exit Term Loan Facility, payable on the Closing Date.

Default Interest:	During the continuance of an Event of Default (as defined in the Exit Term Loan Agreement), the Exit Term Loans will bear interest at an additional 2.00% per annum.

Excess Cash Flow Sweep and other Mandatory Prepayments:	The Exit Term Loan Agreement will contain customary mandatory prepayment events for financings of this type and others deemed by the Exit Term Loan Lenders to be appropriate to the Transactions, including, without limitation, prepayments from (i) 50% of excess cash flow (to be defined in the Exit Term Loan Agreement) on an annual basis subject to step-downs to be agreed and subject to such other conditions, if any, as may be agreed by the Lenders in the Exit Term Loan Agreement, (ii) proceeds of asset sales (which sales shall be on terms and conditions acceptable to the Exit Term Loan Lenders in accordance with the terms of the Exit Intercreditor Agreement (as defined below)), (iii) proceeds of insurance and condemnation proceeds (subject to the terms of the Exit Intercreditor Agreement) and (iv) proceeds of debt issuances received by the Borrower or any of the Guarantors and, in the case of each of clauses (i) through (iv) above, subject to exceptions to be agreed, including without limitation, the right to reinvest insurance and condemnation proceeds.

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Mandatory prepayments to the Exit Agent and/or Exit Term Loan Lenders will result in a permanent reduction of the Exit Term Loan Facility; provided, however, that all cash proceeds of Revolving Loan Priority Collateral (as defined below) coming into the possession or control of the Loan Parties shall be applied to permanently reduce the outstanding obligations (with a corresponding reduction of the related commitments), if any, under the Revolving Loan Exit Facility, and then to the outstanding obligations, if any, under the Exit Term Loan Facility.
The Exit Term Loans shall also be subject to mandatory prepayment according to the following amortization schedule:
Year 1: 0% Years 2 through 5: 1%

Optional Prepayment:	In the case of any optional prepayment of the Exit Term Loans, the Borrower shall pay a prepayment fee (based upon the principal amount of the Exit Term Loans prepaid) as follows:

Year 1:	3%
Year 2:	2%
Year 3:	1%
Thereafter:	0%

Exit Priority Account:	All proceeds of (i) sales and other dispositions of Term Loan Priority Collateral (as defined below) (subject to any qualifications or baskets as may be agreed by the Borrower and the Lenders in the Exit Term Loan Documents) and (ii) a Property Loss Event (to be defined in the Exit Term Loan Agreement), in the case of each of clauses (i) and (ii) above, shall be deposited into a segregated account of the Borrower (the “Exit Priority Account”) and invested at all times in cash and Cash Equivalents (to be defined in the Exit Term Loan Agreement (as defined below)). The Exit Priority Account shall be held by the Exit Agent for the benefit of the Exit Term Loan Lenders or shall be subject to a control agreement, in form and substance satisfactory to Exit Agent (at the direction of the Requisite Exit Term Loan Lenders (as defined below)), which establishes “control” (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) in favor of the Exit Agent for the benefit of the Exit Term Loan Lenders, and withdrawals from such account shall only be used to make payments on the Exit Term Loan Facility or, in the case of proceeds of a Property Loss Event that are the subject of a Reinvestment Event (to be defined in the Exit Term Loan Agreement), to fund a reinvestment in Term Loan Priority Collateral on the terms and subject to the conditions to be set forth in the Exit Term Loan Agreement.

Priority and Security under Exit Term Loan Facility and Revolving Loan Exit Facility:	All obligations of the Borrower and the Guarantors to the Exit Term Loan Lenders and to the Exit Agent, including, without limitation, all principal and accrued interest, costs, fees and expenses or any exposure of an Exit Term Loan Lender or any of its affiliates in respect of cash management or hedging transactions incurred on behalf of the Borrower or any Guarantor,

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shall be secured by:

(a) a first priority perfected lien on, and security interest in, all assets and property of each Loan Party, whether real, personal or mixed, whether now owned or hereinafter acquired, and wherever located, other than the Revolving Loan Priority Collateral, and the products and proceeds thereof (the “Term Loan Priority Collateral”); and

(b) a perfected lien on, and security interest in:

(i) all accounts (but excluding any accounts consisting of a right to receive payment from a sale, assignment, transfer, lease, license or other disposition of property constituting Term Loan Priority Collateral);

(ii) all inventory;

(iii) all patterns and core boxes collateral;

(iv) to the extent governing or involving any of the items referred to in preceding clauses (i) through (iii), all chattel paper, documents, general intangibles, instruments and letter-of-credit rights, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in preceding clauses (i) through (iii) shall be included in the Revolving Loan Priority Collateral (as defined below);

(v) to the extent relating to any of the items referred to in preceding clauses (i) through (iv), all supporting obligations, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in preceding clauses (i) through (iv) shall be included in the Revolving Loan Priority Collateral;

(vi) all deposit accounts and all deposits of cash, checks, other negotiable instruments, funds and other evidences of payments held therein or credited thereto (but excluding (x) all deposits of cash, checks, other negotiable instruments, funds, and other evidences of payments constituting identifiable proceeds of Term Loan Priority Collateral and (y) the Exit Priority Account and all cash, checks, other negotiable instruments, funds, other evidences of payments, securities, financial assets or other property held therein or credited thereto);

(vii) all loans payable by a Loan Party to any other Loan Party to the extent made using the direct proceeds of advances under the Revolving Loan Exit Facility;

(viii) all policies of business interruption insurance;

(ix) all books and records (including, without limitation, databases, customer lists and engineer drawings), in each case whether tangible or electronic and to the extent embodying, incorporating or otherwise relating

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to any of the foregoing; and

(x) all proceeds of the foregoing;

(the “Revolving Loan Priority Collateral”), which shall be junior only to the security interest in such assets and property securing the obligations under the Revolving Loan Exit Facility.

The property referred to in the preceding clauses (a) and (b) is collectively referred to as the “Collateral”

Intercreditor Issues:	The Exit Term Loan Lenders and the Revolving Credit Lenders (as defined below) shall enter into an intercreditor agreement (the “Exit Intercreditor Agreement”) in form and substance satisfactory to the Exit Term Loan Lenders and the Revolving Credit Lenders, which shall provide, among other things, that (A) as related to the Revolving Loan Priority Collateral, (i) the Revolving Credit Lenders will have an exclusive right to exercise lien- related remedies; (ii) the Exit Term Loan Lenders will not object to the amount of the Revolving Credit Lenders’ claims; (iii) the Exit Term Loan Lenders will not object to a “debtor-in-possession” financing proposed or supported by the Revolving Credit Lenders; (iv) the Exit Term Loan Lenders will not object to the Revolving Credit Lenders’ adequate protection; and (v) the Exit Term Loan Lenders will be deemed to have consented to any sale of Revolving Loan Priority Collateral that is supported by the agent of the Revolving Credit Lenders, and (B) as related to the Exit Term Priority Collateral, (i) the Exit Term Loan Lenders will have an exclusive right to exercise lien-related remedies; (ii) the Revolving Credit Lenders will not object to the amount of the Exit Term Loan Lenders’ claims; (iii) the Revolving Credit Lenders will not object to a “debtor-in-possession” financing proposed or supported by the Exit Term Lenders; (iv) the Revolving Credit Lenders will not object to the Exit Term Loan Lenders’ adequate protection; and (v) the Revolving Credit Lenders will be deemed to have consented to any sale of Term Loan Priority Collateral that is supported by the agent of the Exit Term Loan Lenders.

The Exit Term Loan Lenders, the Revolving Credit Lenders and the trustee (the “Trustee”) for the New Secured Notes (as defined below) shall enter into an intercreditor agreement (the “Third Lien Intercreditor Agreement”) in form and substance satisfactory to the Exit Term Loan Lenders, the Revolving Credit Lenders and the Trustee, which shall provide, among other things, that (i) the New Secured Notes will be subordinate to the prior payment in full of the Revolving Loan Exit Facility and the Exit Term Loan Facility, and (ii) the Trustee’s liens and security interest in the Collateral will be subordinate to the liens and security interest in the Collateral of the Revolving Loan Exit Facility and the Exit Term Loan Facility.

Conditions Precedent to the Closing of the Exit Term Loan:	The Exit Term Loan Agreement will contain customary conditions for financings of this type and other conditions deemed by the Exit Term Loan Lenders to be appropriate to the Transactions and in any event including, without limitation:

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• All documentation relating to the Exit Term Loan Facility shall be in form and substance satisfactory to the Exit Agent (at the direction of the Requisite Exit Term Loan Lenders) and its counsel.

•   All fees and all reasonable costs and expenses (including fees, costs and expenses of counsel) required to be paid to the Exit Agent and the Exit Term Loan Lenders on or before the Closing Date shall have been paid (which condition may be satisfied with the proceeds of the initial advance under the Exit Term Loan Facility or the Revolving Loan Exit Facility on the Closing Date).

•   As a condition to the closing of the Exit Term Loan Facility, the Loan Parties shall have entered into a revolving loan facility (the “Revolving Loan Exit Facility”) in an aggregate committed principal amount of at least $100,000,000 on terms consistent with the terms contained herein, and the loan documents related to such Revolving Loan Exit Facility, in form and substance satisfactory to the Exit Term Loan Lenders, shall be in full force and effect. The administrative agent under the Revolving Loan Exit Facility, in its capacity as agent under the Revolving Loan Exit Facility, is referred to herein as the “Revolving Loan Agent” and, together with the Exit Agent, the “Agents”; and the lenders under the Revolving Loan Exit Facility, together with their permitted assignees, are referred to herein as the “Revolving Credit Lenders”.

•   The Exit Term Loan Lenders shall have received certification as to the financial condition and solvency of each of the Loan Parties (after giving effect to the Transactions, the incurrence of indebtedness under the New Secured Notes (as defined below) and any other transactions contemplated by the Plan of Reorganization on or prior to the Closing Date) from the chief financial officer of each such entity.

•   All filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral shall have been duly made; all filings and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers and access letters requested by the Exit Agent with respect to real property interests of the Loan Parties shall have been obtained.

•   The Exit Term Loan Lenders shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Loan Parties and their subsidiaries, and such search results shall reveal no liens on any assets of the Loan Parties and their subsidiaries except for customary permitted liens and liens effectively discharged on or prior to the Closing Date to the satisfaction of the Exit Term Loan Lenders.

•   The Exit Term Loan Lenders shall be satisfied that the Ultimate Parent and its subsidiaries will be able to meet their obligations under all employee and retiree welfare, health and pension plans of the Ultimate Parent and its subsidiaries, that such employee benefit plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no

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    material “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and that no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could result in a material liability. The Exit Term Loan Lenders shall have reviewed and be satisfied with all employee benefit plans of the Ultimate Parent and its subsidiaries.

•   The Exit Agent and the Exit Term Loan Lenders shall have received satisfactory opinions of independent counsel (including local counsel) to the Loan Parties, addressing such matters as the Exit Agent or the Exit Term Loan Lenders shall reasonably request, including, without limitation, the enforceability of all Exit Term Loan Documents, compliance with all laws and regulations (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), the creation and perfection of all security interests purported to be granted and no conflicts with material agreements.

•   There shall have occurred no event which has resulted in or could reasonably be expected to result in a material adverse change in (i) as a result of one or more casualty or condemnation events, force majeure or acts of God, (x) the value of the Collateral or (y) the business, assets, operations, performance, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of the Ultimate Parent and its subsidiaries, individually, and the Ultimate Parent and its subsidiaries, taken as a whole, since March 31, 2010, (ii) the legality, validity or enforceability of any Exit Term Loan Document, (iii) the ability of the Borrower or the Guarantors to perform their respective obligations under the Exit Term Loan Documents, (iv) the perfection or priority of the liens granted pursuant to the Exit Term Loan Documents, or (v) the ability of the Exit Agent and the Exit Term Loan Lenders to enforce the Exit Term Loan Documents (any of the foregoing being a “Closing Date Material Adverse Change”).

•   There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Closing Date Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Exit Term Loan Facility, the Collateral or the transactions contemplated thereby.

•   All governmental and third party consents and approvals necessary in connection with the Exit Term Loan Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Exit Agent at the direction of the Requisite Exit Term Loan Lenders) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Exit Term Loan Lenders that restrains, prevents or imposes materially adverse conditions upon the Exit Term Loan Facility or the transactions contemplated thereby.

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•   The Exit Agent, for the benefit of the Exit Term Loan Lenders, shall have a valid and perfected lien on and security interest in the Collateral on the basis and with the priority set forth herein, subject to certain post-closing filings.

•   The Exit Term Loan Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all insurance and bonding maintained by the Ultimate Parent and its subsidiaries, and the Exit Agent shall have received certificates and endorsements indicating that the Exit Agent, on behalf of the Exit Term Loan Lenders, is an additional insured or loss payee, as applicable, as their interests may appear under all insurance policies to be maintained with respect to the properties of the Ultimate Parent and its subsidiaries forming part of the Collateral.

•   The terms of the Loan Parties’ plan of reorganization (the “Plan of Reorganization”) shall be in form and substance acceptable to the Exit Term Loan Lenders in all respects (which, for the avoidance of doubt, shall provide, among other provisions which must be satisfactory to the Exit Term Loan Lenders in all respects, for the prepayment in full of the Revolving Loan DIP Facility and the Outstanding DIP Term Loans, and contain approval of the Exit Term Loan Facility). The Bankruptcy Court shall have confirmed the Plan of Reorganization by a final and non-appealable order, in form and substance acceptable to the Exit Term Loan Lenders in all respects and such Plan of Reorganization shall have become effective. The Term Loan Lenders shall be satisfied with, to the extent not specifically described in the Plan of Reorganization, the terms of the restructuring of the Loan Parties (including, without limitation, changes to the current composition of the Boards of Directors and the capital and tax structure of the Loan Parties and their subsidiaries).

•   The Exit Agent shall have received satisfactory evidence of (i) repayment of all indebtedness outstanding on the Closing Date that the Plan of Reorganization requires to be paid as of the Closing Date and (ii) satisfaction of all requirements of the Plan of Reorganization, including without limitation all conditions to effectiveness set forth in the Plan of Reorganization, as of the Closing Date.

•   Immediately prior to the funding of the Exit Term Loans and immediately following the funding of the Exit Term Loans, there shall exist no default under the Exit Term Loan Documents or Revolving Loan Exit Facility.

•   On or prior to the Closing Date, Neenah Foundry Company’s shall have issued its 15% Senior Secured Notes due 2015 (the “New Secured Notes”), which shall be (i) junior in right of payment to the Exit Term Loan Facility, (ii) fully subordinated to the Exit Term Loan Facility with respect to all rights and perfection in the Collateral and (iii) evidenced by legal documentation in form and substance acceptable to the Exit Term Loan Lenders.

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•   The representations and warranties of the Borrower and each Guarantor in the Exit Term Loan Documents shall be true and correct in all material respects on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case immediately prior to, and after giving effect to, the funding of the Exit Term Loans.

• The making of the Exit Term Loans shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

•   There shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that, in the reasonable judgment of the Exit Term Loan Lenders, prohibits, restricts or imposes materially adverse conditions on the Loan Parties, the Exit Term Loan Facility, or the exercise by the Exit Agent or the Exit Term Loan Lenders of their rights as secured parties with respect to the Collateral.

Representations and Warranties:	The Exit Term Loan Agreement will contain customary representations and warranties for financings of this type and others deemed by the Exit Term Loan Lenders appropriate to the Transactions (which will be applicable to the reorganized Loan Parties and their subsidiaries) to be made as of (x) the date the Borrower and the Guarantors execute the Exit Term Loan Documents and (y) if different, the Closing Date, in each case, including, without limitation, representations and warranties regarding valid existence, requisite power, due authorization, no conflict with agreements, orders or applicable law, governmental consent, enforceability of the Exit Term Loan Documents, accuracy of financial statements and all other information provided (other than projections), reasonableness of projections, audited financial statements not qualified (except that such financial statements for the fiscal year ended September 30, 2009 may contain a “going concern” qualification), compliance with law, absence of a Closing Date Material Adverse Change, no default under the Exit Term Loan Documents, absence of material litigation and contingent obligations, taxes, subsidiaries, ERISA, pension, benefit plans, absence of liens on assets, ownership of properties and necessary rights to intellectual property, insurance, no burdensome restrictions, cash management system in place, inapplicability of Investment Company Act or Public Utility Holding Company Act of 2005.

Affirmative and Negative Covenants:	The Exit Term Loan Agreement will contain customary affirmative and negative covenants for financings of this type and others determined by the Exit Term Loan Lenders to be appropriate (which will be applicable to the Loan Parties and their subsidiaries) with customary exceptions and baskets to be agreed, including, without limitation, the following:

•   Comply in all material respects with laws (including without limitation, ERISA, and environmental laws), pay taxes, maintain all necessary licenses and permits and trade names, trademarks, patents, preserve corporate existence, maintain appropriate and adequate insurance

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coverage and permit inspection of properties, books and records.

• Conduct all transactions with affiliates on terms equivalent to those obtainable in arm’s length transactions, including, without limitation, restrictions on management fees to affiliates.

• Maintain a cash management system satisfactory to the Exit Term Loan Lenders.

•   Not incur or assume any additional debt or contingent obligations other than under the Revolving Loan Exit Facility and the New Secured Notes, give any guaranties, create any liens, charges or encumbrances other than under the Revolving Loan Exit Facility or the New Secured Notes or incur additional lease obligations, in each case, beyond agreed upon limits; not merge or consolidate with any other person, change the nature of business or corporate structure or create or acquire new subsidiaries, in each case, beyond agreed upon limits or amend its charter or by-laws; not sell, lease or otherwise dispose of assets (including, without limitation, in connection with a sale leaseback transaction) beyond agreed upon limits; not give a negative pledge on any assets in favor of any person other than the Exit Agent and the Exit Term Loan Lenders, the Revolving Loan Agent, the Revolving Credit Lenders and the Trustee; and not permit to exist any consensual encumbrance on the ability of any subsidiary to pay dividends or other distributions to the Borrower other than under the Revolving Loan Exit Facility and the indenture for the New Secured Notes.

•   Not prepay, redeem, purchase, defease, exchange or repurchase any debt or amend or modify any of the terms of any debt or other similar agreements entered into by the reorganized Loan Parties or their subsidiaries.

• Not make any loans, advances, capital contributions or acquisitions, form any joint ventures or partnerships or make any other investments in subsidiaries or any other person.

•   Not make or commit to make any payments in respect of warrants, options, repurchase of stock, dividends or any other distributions, other than restricted payments in an amount not to exceed 50% of consolidated net income on a cumulative basis.

•   Not permit (i) any change in ownership or control of any Loan Party or any subsidiary or (ii) any change in accounting treatment or reporting practices, except as required by GAAP and as permitted by the Exit Term Loan Agreement.

Financial Covenants	The Exit Term Loan Agreement will contain the following financial covenants (which will be applicable to the Loan Parties and their subsidiaries on a consolidated basis) to be tested quarterly: minimum fixed charge coverage ratio, maximum leverage ratio, and a limitation on capital

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expenditures.[2]

Financial and Other Reporting Requirements:	The Exit Term Loan Agreement will contain customary reporting requirements for similar financings and others determined by the Exit Term Loan Lenders in their discretion to be appropriate to the Transactions, including, without limitation, with respect to litigation, contingent liabilities, ERISA or environmental events (the “Information”).

Information:	Notwithstanding any of the foregoing, any Exit Term Loan Lender may elect not to receive any of the Information. If any Exit Term Loan Lender makes such an election, the Exit Agent will refrain from delivering the Information to such Exit Term Loan Lender until such Exit Term Loan Lender requests to be provided with the Information.

Events of Default:	The Exit Term Loan Agreement will contain events of default (subject to customary cure periods as may be agreed) customarily found in the Exit Term Loan Lenders’ loan agreements for similar financings and other events of default deemed by the Exit Term Loan Lenders appropriate to the Transactions (which will be applicable to the Loan Parties and their subsidiaries), including, without limitation, failure to make payments when due; noncompliance with covenants; breaches of representations and warranties; failure to satisfy judgments in excess of certain amounts, defaults under any indenture, loan agreement or other material obligation of any of the Loan Parties; impairment of Exit Term Loan Documents; change of ownership or control of any Loan Party (except with respect to sales of subsidiaries expressly permitted under the Exit Term Loan Documents); customary bankruptcy and insolvency events; any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; and the existence of certain materially adverse employee benefit or environmental liabilities.

Termination:	Upon the occurrence and during the continuance of an Event of Default under the Exit Term Loan Facility, the Exit Agent may, and at the direction of the Requisite Exit Term Loan Lenders shall, by written notice to the Borrower and its counsel, terminate the Exit Term Loan Facility, declare the obligations in respect thereof to be immediately due and payable and, subject to the immediately following paragraph, exercise all of its rights and remedies under the Exit Term Loan Documents. Certain Events of Default under the Exit Term Loan Facility shall result in immediate termination and acceleration of the Exit Term Loan Facility.

Remedies:	The Exit Agent and the Exit Term Loan Lenders shall have customary remedies, including, without limitation, the right to realize on, subject to the Exit Intercreditor Agreement, all Collateral.

Indemnification:	The Loan Parties shall jointly and severally indemnify and hold harmless the Exit Agent, each Exit Term Loan Lender and each of their affiliates and each of the respective officers, directors, employees, controlling persons,

[2]	Any additional financial covenants in Revolving Loan Exit Facility to be incorporated.

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agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the Exit Term Loan Facility, the Exit Term Loan Documents or the transactions contemplated thereby, or any use made or proposed to be made with the proceeds of the Exit Term Loan Facility, whether or not such investigation, litigation or proceeding is brought by any Loan Party or any of its subsidiaries, any shareholders or creditors of the foregoing, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or under the Exit Term Loan Documents are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Loan Parties or any of their subsidiaries or any shareholders or creditors of the foregoing for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

Expenses:	The Borrower and each Guarantor shall jointly and severally pay promptly, and in each case within five (5) business days of receipt of an invoice from Exit Agent or any Exit Term Loan Lender, regardless of whether any Transactions are ever actually consummated, all (i) reasonable, out-of- pocket fees, costs and expenses of the Exit Agent and the Exit Term Loan Lenders (including all reasonable fees, expenses and disbursements of one firm of outside counsel for the Exit Agent, one firm of outside counsel for the Exit Term Loan Lenders, one firm of Delaware counsel and other local counsel as may be required, and other professional advisors hired by the Exit Term Loan Lenders or their counsel) in connection with the preparation, execution and delivery of the Exit Term Loan Documents and the funding of the Exit Term Loans under the Exit Term Loan Facility, including, without limitation, all due diligence, syndication (including printing, distribution and bank meeting), transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the Exit Agent and the Exit Term Loan Lenders in connection with the Exit Term Loan Facility, the Exit Term Loan Documents or the transaction contemplated thereby, the administration of the Exit Term Loan Facility and any amendment or waiver of any provision of the Exit Term Loan Documents and (ii) costs and expenses of the Exit Term Loan Lenders (including fees, expenses and disbursements of counsel, including local

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counsel, and other professional advisors hired by the Exit Term Loan Lenders) in connection with the enforcement of any of their rights and remedies under the Exit Term Loan Documents.

Assignments and Participations:	Prior to the occurrence of an Event of Default, assignments (other than assignments to another Exit Term Loan Lender, an affiliate of any Exit Term Loan Lender or an Approved Fund (to be defined)) shall be subject to the consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned, and all assignments must be in a minimum amount of $1,000,000 (which may be aggregated among any Exit Term Loan Lender’s affiliates). Following the occurrence of an Event of Default, no consent of the Borrower shall be required for any assignment. Each Exit Term Loan Lender shall have the right to sell participations in its Exit Term Loan, subject to customary voting limitations.

Requisite Exit Term Loan Lenders:	Exit Term Loan Lenders holding more than 67% of the outstanding Exit Term Loans under the Exit Term Loan Facility (the “Requisite Exit Term Loan Lenders”) except as to matters requiring unanimity under the Exit Term Loan Agreement (e.g., the reduction of interest rates, the extension of interest payment dates, the reduction of fees, the extension of the maturity of the Borrower’s obligations, and the release of all or substantially all of the Collateral).

Miscellaneous:	The Exit Term Loan Agreement will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes).

Governing Law:	The State of New York (except for security documentation that the Exit Agent determines should be governed by local law).

Counsel to the Exit Term Loan Lenders:	Stroock & Stroock & Lavan LLP

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Annex II
Term Loan Commitment Amount of each of the Term Loan Commitment Parties

Term Loan Commitment Party	Term Loan Commitment Amount
GoldenTree	$30,000,000
MacKay	$30,000,000

EXHIBIT 8
Restructuring Transactions
     The table below contains a list of the restructuring transactions (the “Restructuring Transactions”) to be consummated pursuant to Section 5.12 of the Joint Plan of Reorganization for Neenah Enterprises, Inc. and Its Subsidiaries (the “Plan”).1 Appendix 8-A to this Exhibit 8 sets forth the organizational structure of Neenah Enterprises, Inc. and its subsidiaries (collectively, the “Debtors”) as of June 14, 2010, and Appendix 8-B to this Exhibit 8 sets forth the organizational structure of the Debtors after giving effect to the Restructuring Transactions. It is anticipated that the Debtors will (i) begin entering into the Restructuring Transactions following the Confirmation Date and (ii) complete all of the Restructuring Transactions on or prior to the date on which the Plan becomes effective.
     The Restructuring Transactions include the following:
•	Neenah Foundry Conversion. The conversion of Neenah Foundry Company from a Wisconsin corporation into a Delaware corporation.[2]

•	Shell Entity Mergers. The merger of Cast Alloys, Inc. with and into Neenah Foundry Company and the mergers of Belcher Corporation and Peerless Corporation with and into Advanced Cast Products, Inc.

Restructuring Transactions
Entity	Jurisdiction	Parent	Transaction
I. Conversion into Delaware Corporation
1. Neenah Foundry Company	Wisconsin	NFC Castings, Inc.	Convert into a Delaware corporation named Neenah Foundry Company

II. Shell Entity Mergers
2. Cast Alloys, Inc.	California	Neenah Foundry Company	Merge with and into Neenah Foundry Company
3. Belcher Corporation	Delaware	Advanced Cast Products, Inc.	Merge with and into Advanced Cast Products, Inc.
4. Peerless Corporation	Ohio	Advanced Cast Products, Inc.	Merge with and into Advanced Cast Products, Inc.

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

[2]	See also Section 5.4(b) of the Plan.

Appendix 8-A
Neenah Enterprises, Inc.
Pre-Emergence
Organization Chart

Appendix 8-B
Neenah Enterprises, Inc.
Post-Emergence
Organization Chart